Exhibit 2.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24b-2. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND ARE MARKED ACCORDINGLY AS [**]. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Share Sale Agreement

The parties listed in column 1 of the table in section (ii) of part A of Schedule 1

and

The parties listed in Schedule 12

and

ACN 149 902 330 Pty Limited
ACN 149 902 330

and

Apollo Global Asia-Pacific Pty Ltd
ACN 167 233 490

and

Apollo Education Group, Inc.

Final execution version

Date: 17 December 2013

K&L Gates
Sydney office
Ref: 7408769.00012

Table of Contents
1.	Definitions and interpretation	1
1.1	Definitions	1
1.2	Interpretation	21
1.3	Obligations	22
2.	Agreement to buy and sell Shares	22
2.1	Sale and purchase	22
2.2	Date for Completion	23
2.3	Encumbrances and rights	23
2.4	Title and risk	23
2.5	Waiver of pre-emptive rights	23
3.	Conditions precedent	23
3.1	Conditions precedent to Completion	23
3.2	Duties in relation to Conditions	24
3.3	Fulfilment by waiver	24
3.4	Failure of Condition	24
3.5	Sellers’ Representative	25
4.	Purchase Price and payments	25
4.1	Purchase Price	25
4.2	Payment of the Purchase Price	25
4.3	Company funding	26
4.4	RTO Condition	26
4.5	Escrow Sum	27
4.6	Calculation of Imputed FY14 EBITDA	27
4.7	Confirmation by the Sellers	27
4.8	Expert	28
4.9	Adjustment to the Purchase Price	28
4.10	Tax Benefit Payment	29
4.12	Manner of payment	29
5.	Conduct pending Completion	29
5.1	Conduct of Business	29
5.2	Permitted acts	31
5.3	Required acts	31
5.4	Access to Business and Records	31
5.5	Material changes	32
6.	Completion	32
6.1	Time and place for Completion	32
6.2	Sellers’ obligations at Completion	32
6.3	Buyer’s obligations at Completion	34
6.4	Interdependency	34
6.5	Buyer’s notice to complete	35
6.6	Sellers’ notice to complete	35
6.7	Failure to complete	35

2
Table of Contents (ctd)

7.	Action after Completion	35
7.1	Access to Records after Completion	35
7.2	ESOP	36
7.3	Business Plan	36
8.	Obligations until registration of transfer	36
8.1	Buyer’s obligation to register	36
8.2	Sellers’ obligations	36
8.3	Indemnity from Buyer	37
8.4	Power of attorney	37
8.5	Indemnity from Buyer	37
9.	Tax matters	37
9.1	Completion of Tax Returns and calculations	37
10.	Sellers’ Warranties	38
10.1	Warranties	38
10.2	Disclosure Material	38
10.3	Awareness	38
10.4	Separate warranties	39
10.5	Buyer’s acknowledgments	39
11.	Claiming under the Sellers’ Warranties	39
11.1	Notice of Warranty Claims	39
11.2	Sellers to consider Warranty Claims	39
11.3	Limits on types of Warranty Claims	39
11.4	Time limits for Warranty Claims	40
11.5	Small Warranty Claims	40
11.6	Maximum amount the Buyer may recover	40
11.7	Indemnity	41
11.8	Disclosures	41
11.9	Tax effect	41
11.10	Mitigation	42
12.	Tax Indemnity	42
12.1	Tax indemnity	42
12.2	Notice of Tax Claim	42
12.3	Reduction in Purchase Price	42
13.	Warranty and Indemnity Insurance Policy	42
13.1	Warranty and Indemnity Insurance Policy	42
13.2	Release by Buyer	43
13.3	Definition of Seller	44
13.4	Release by Buyer – third parties	45
13.5	Meaning of fraud	45
13.6	Assignment of rights by the Buyer to the Insurer	45
13.7	Inconsistency	45
14.	Buyer’s Warranties	45
14.1	Warranties	45

3
Table of Contents (ctd)

14.2	Warranties true on Completion	46
15.	Assistance in relation to change of Control	46
15.1	Consent of other persons	46
15.2	Where consents not obtained	47
15.3	Third party costs	47
15.4	Disclosure of Confidential Information	47
16.	Interest on overdue payments	47
16.1	Payment of default interest	47
16.2	Other rights not affected	47
17.	Public announcements	48
17.1	Making announcements	48
17.2	Requirements	48
18.	Confidentiality	48
18.1	Obligations of confidentiality	48
18.2	Exceptions	48
18.3	Authorised disclosure	49
18.4	Return or destruction of Confidential Information	49
18.5	Liability for breach by Recipient	50
18.6	Post Completion	50
19.	Restrictive covenant	50
19.1	Restrictions	50
19.2	Restraint Period	50
19.3	Restraint Area	51
19.4	Permitted involvement	51
19.5	Independence of restrictions	51
19.6	Reasonableness of restraint	52
19.7	Injunction	52
20.	Non-solicitation	52
20.1	Non-solicitation Restraint	52
20.2	Reasonableness of non-solicitation restraint	53
20.3	Injunction	53
20.4	Warranties	53
21.	Dispute resolution	53
21.1	Delivering a dispute notice	53
21.2	Determination by Expert	54
21.3	Obligations of parties	54
21.4	Other proceedings	55
22.	Party as trustee	55
22.1	Capacity	55
22.2	Change of Trustee	56
23.	Specific indemnities	56
23.1	Leakage	56
23.2	Related Party Liabilities	56

4
Table of Contents (ctd)

23.3	Excess Transaction Costs	57
23.4	ESOP	57
23.5	Mitigation	57
23.6	Reduction in Purchase Price	57
24.	Guarantee and indemnity	58
24.1	Guarantee of Buyer’s performance	58
24.2	Indemnity	58
24.3	Continuing obligation	58
24.4	Obligations and rights not affected by certain matters	58
24.5	Guarantor’s rights suspended	58
24.6	Reinstating the Sellers’ rights	59
24.7	Reimbursing the Sellers for costs	59
24.8	Applying money paid by the Guarantor	59
25.	Put options	59
25.1	Grant of Put Options	59
25.2	Put Option fees	59
25.3	Exercise of Put Option	60
25.4	Expiry of Put Options	60
26.	Call Options	60
26.1	Grant of Call Options	60
26.2	Call Option fees	60
26.3	Exercise of Call Option	60
26.4	Expiry of Call Options	60
27.	Exercise notice	60
27.1	Acquisition under Shareholders’ Agreement	60
27.2	Issuance of Exercise Notice	60
27.3	Withdrawal of Exercise Notice	61
28.	Purchase Price for Option Shares	61
28.1	Purchase Price	61
28.2	Calculation of CY16 EBITDA	62
28.3	Confirmation by the Sellers	62
28.4	Expert	62
29.	ESOP Options	62
29.1	Cancellation at Completion	62
29.2	Right to cancel following Completion	62
29.3	Final ESOP Option Termination Amount	63
30.	Covenants	63
31.	Completion arrangements	63
31.1	Completion	63
31.2	Completion deliverables	64
32.	Warranties	64
33.	GST	65
33.1	Definitions	65

5
Table of Contents (ctd)

33.2	Consideration is GST exclusive	66
33.3	Payment of GST	66
33.4	Reimbursement of expenses	66
34.	General	66
34.1	Nature of obligations	66
34.2	Entire understanding	66
34.3	Survival of obligations	67
34.4	No adverse construction	67
34.5	Further assurances	67
34.6	No waiver	67
34.7	Severability	67
34.8	Successors and assigns	67
34.9	No assignment	68
34.10	Consents and approvals	68
34.11	No variation	68
34.12	Costs	68
34.13	Duty	68
34.14	Governing law and jurisdiction	68
34.15	Specific performance	68
34.16	Notices	68
34.17	Counterparts	70
34.18	Execution and delivery	70
34.19	Conflicting provisions	70
34.20	No merger	70
34.21	Operation of indemnities	70
34.22	Right of set-off	71
34.23	Relationship of parties	71

Share Sale Agreement
Date 17 December 2013
Parties

1.	The parties listed in column 1 of the table set out in section (ii) of part A of Schedule 1 (each a Seller and collectively known as the Sellers, in the contexts contemplated by clause 1.1)

2.	The parties listed in Schedule 12 (each a Restrained Person and collectively known as the Restrained Persons)

3.	Apollo Global Asia-Pacific Pty Ltd ACN 167 233 490 of c/- Johnson Winter & Slattery, Level 25, 20 Bond Street, Sydney New South Wales (Buyer)

4.	Apollo Education Group, Inc. (a company incorporated in the State of Arizona, USA) of 4025 S. Riverpoint Parkway, Phoenix, Arizona 85040 United States of America (Guarantor)

5.	ACN 149 902 330 Pty Limited ACN 149 902 330 of Level 7, 280 Elizabeth Street, Sydney, New South Wales (New Trustee)
Background

A.	The Sellers are, between them, the registered and beneficial owners of the Shares which comprise all of the issued shares in the capital of the Company.

B.	The Sellers have agreed to sell to the Buyer and the Buyer has agreed to buy the Sale Shares from the Sellers on the terms and conditions of this Agreement.

C.	The Guarantor has agreed to guarantee the Buyer’s obligations under this Agreement.

D.	The parties to this Agreement and the Company have entered into the Shareholders’ Agreement on or around the Agreement Date.

E.	The Company has entered into the AB Executive Contract and the MR Executive Contract on or around the Agreement Date.

F.	The New Trustee will replace the ESOP Option Trustee as trustee of the ESOP.
Agreed terms
1. Definitions and interpretation
1.1 Definitions
In this Agreement the capitalised terms below shall have the following meanings. Other terms used in this Agreement may be defined in other clauses of this Agreement:
AB Executive Agreement means the contract of employment between the Company and Anthony Bohm;

Accounting Principles means the principles, policies, practices and procedures of the Group used in preparing the Accounts, and to be used for the purposes of calculating EBITDA, the Calendar Year End Statement, the Financial Year End Statement and the Deferred Payment;
Accounting Standards means:

(a)
the accounting standards made by the Australian Accounting Standards Board in accordance with the Corporations Act, and the requirements of that Act relating to the preparation and content of financial statements; and

(b)	generally accepted accounting principles that are consistently applied in Australia, except those inconsistent with the standards or requirements referred to in paragraph (a);
Accounts means:

(a)	the Audited consolidated balance sheet of the Group as at the Accounts Date;

(b)	the Audited consolidated income statement of the Group for the 12 month period ending on the Accounts Date;

(c)	the Audited consolidated statement of cash flow of the Group for the 12 month period ending on the Accounts Date; and

(d)	the notes to, and the reports of the directors relating to, those statements, as set out in

 1;
Accounts Adoption Date means:

(a)	in relation to the Financial Year End Statement, the earlier of:

(i)	the date on which the Financial Year End Statement is adopted by simple majority decision of the board of directors of the Company; and

(ii)	31 August 2014;

(b)	in relation to the Calendar Year End Statement, the earlier of:

(i)	the date on which the Calendar Year End Statement is adopted by simple majority decision of the board of directors of the Company; and

(ii)	28 February 2017;
Accounts Date means 30 June 2013;
Actual FY14 EBITDA means the EBITDA for the Group in respect of the 12 month period ending 30 June 2014, as calculated by the Buyer using the Financial Year End Statement under clause 4.6;

Actual FY14 Revenues means total revenues for the Group in respect of the 12 month period ending 30 June 2014, derived from the Financial Year End Statement prepared under clause 4.6;
Affiliate means, with respect to any person, its Privileged Relations and any other person directly or indirectly Controlling, Controlled by, or under common Control with, that person;
Agreement means this document including the background, any schedules and any annexures;
Agreement Date means the date of this Agreement;
ASIC means the Australian Securities and Investment Commission;
ASQA means the Australian Skills Quality Authority;
Assets means assets and properties of every kind, nature, character and description (whether real or personal, whether tangible or intangible) used by a Group Company, including the following:

(a)	Records;

(b)	Owned Intellectual Property Rights and the Intellectual Property Rights the subject of the Intellectual Property Licences;

(c)	the relevant Group Company’s rights and benefits under the Contracts, Equipment Leases and leases relating to the Business Premises;

(d)	any improvements to the Leased Premises;

(e)	Goodwill;

(f)	book debts;

(g)	Authorisations;

(h)	Systems;

(i)	Inventory;

(j)	Plant and Equipment;

(k)	securities in any Group Company other than the Company; and

(l)	other assets reflected in the Accounts;
Associate has the same meaning as “associate” in the Corporations Act and includes a person deemed to be an associate of a designated body (within the meaning of section 12 of the Corporations Act);
Audited means audited in accordance with the Accounting Standards;
Authorisations means:

(a)
all approvals, consents, permits, leases, licences, registrations, rulings, concessions, certificates, filings, variances, writs, judgements, decrees, injunctions or other similar orders and other authorisations; and

(b)	exemptions and waivers,

(c)	from, by or with a Government Agency that are required for or used in the conduct of the Business, including those set out in Schedule 11.
Board Reserved Matters Majority has the meaning given to that term in the Shareholders’ Agreement;
Business means the business of the development, provision or delivery of online Vocational Education and Training (“VET”) in Australia;
Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Sydney in the State of New South Wales and Chicago in the State of Illinois;
Business Plan means the budget for the Group and the Business set out in the Market Growth Share and PL Forecasting Model (document ID 12.03.02.01.04 in the Data Room) and the 20131128 OC Integrated Cash Flow Model (document ID 12.03.02.01.06 in the Data Room);
Business Premises means any premises on or from which the Group operates the Business, including each Property;
Buyer Group means the Buyer and its Affiliates and Buyer Group Member means any member of the Buyer Group;
Buyer’s Lawyers means Johnson Winter & Slattery;
Buyer Share means a share in the Company with the following rights:

(a)	no right to vote;

(b)	right to participate in winding up as a preference to ordinary shareholder to $1.00 in total;

(c)	no right to dividends unless approved by a Board Reserved Matters Majority;

(d)
right to convert to one or more ordinary shares with the same rights attaching to other existing ordinary shares in the Company once the holder of the Buyer Share owns 100% of all other shares issued by the Company; and

(e)	right to be redeemed by the Company or put by the holder of the Buyer Share to the Company once the holder of the Buyer Share owns 100% of the Shares;
Calendar Year End Statement means the statement of comprehensive income for the Group prepared on a consolidated basis for the 12 month period ending 31 December 2016, calculated on the same basis as the Accounts and in accordance with the Accounting Principles as applied at the Accounts Date;
Call Options means the options granted to the Buyer in clause 26.1 and Call Option means any one of them;

Cash means, as at the relevant time, the aggregate amount of all cash on hand or credited to an account with a bank or other financial institution for each Group Company and other cash equivalents, including:

(a)	any bank cheques received by the Company but not cashed on or before the relevant time (excluding unpresented personal cheques and cheques presented and dishonoured before the relevant time);

(b)	all cash on hand or credited to an account with a bank or other financial institution to which the Company was beneficially entitled at the relevant time;

(c)	all amounts held in the Student Fee Account as at the relevant time; and

(d)
all amounts received by DebitSuccess Pty Ltd, but not remitted to any Group Company, up to and including the relevant time to the extent held for the sole benefit of the Company (less any fees payable to DebitSucess Pty Ltd), but excludes:

(e)	any amounts paid by or on behalf of the Buyer or any Seller to any Group Company in accordance with this Agreement; and

(f)	any bank cheques issued and distributed by a Group Company that the payee has not cashed on or before the relevant time;
Chosen Funds means each superannuation, pension or other similar fund, scheme or arrangement to which the Group makes superannuation, pension, retirement or other similar contributions in respect of any Employees, each of which is:

(a)	for Employees based in Australia, a “chosen fund” of the Employee within the meaning of Part 3A of the SGA Act; and

(b)	operated by an entity not associated with, or related to, any Seller;
Claim includes a claim, notice, demand, action, proceeding, litigation, prosecution, arbitration, investigation, judgment, award, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a Third Party or a party to this Agreement or otherwise;
Company means Open Colleges Australia Pty Ltd ACN 142 950 507;
Completion means the completion of the sale and purchase of the Sale Shares in accordance with clause 6;
Completion Payment means $100,057,263.40;
Completion Date means the date on which Completion occurs;
Conditions means the conditions referred to in clause 3 and specified in Schedule 3;
Confidential Information means:

(a)	the terms of this Agreement and its subject matter, including Information submitted or disclosed by a party during negotiations, discussions and meetings relating to this Agreement;

(b)	Information that at the time of disclosure by a Disclosing Party is identified to the Receiving Party as being confidential; and

(c)
all other Information belonging or relating to a Disclosing Party, or any Affiliate of that Disclosing Party, that is not generally available to the public at the time of disclosure other than by reason of a breach of this Agreement or which the Receiving Party knows, or ought reasonably to be expected to know, is confidential to that Disclosing Party or any Affiliate of that Disclosing Party;

Consolidated Group has the same meaning given to that expression in Part 3-90 of the Tax Act;
Contract means any contract, agreement, arrangement, lease, licence, evidence of indebtedness, mortgage, indenture, security agreement or other legally binding arrangement or commitment, as well as all amendments, supplements and modifications thereof, whether oral or written, entered into by any of the Group Companies in relation to the Business and which is not fully performed as at the Completion Date;
Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities ownership interests, by contract or otherwise and Controlled and Controlling have corresponding meanings;
Controller means, in relation to a person:

(a)
a controller (as defined in the Corporations Act), receiver, receiver and manager, administrator, liquidator (whether provisional or otherwise) of that person or that person’s property or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity; or

(b)	anyone else who (whether or not as agent for the person) is in possession, or has control, of that person’s property to enforce an Encumbrance;
Corporations Act means the Corporations Act 2001 (Cth);
CY16 EBITDA means the EBITDA for the Group in respect of the 12 month period ending on 31 December 2016, as calculated by the Buyer using the Calendar Year End Statement under clause 28.2;
Data Room means the data room as at 5.00pm on 14 December 2013 (Sydney time) established by the Sellers and conducted electronically by accessing the Ansarada data room at the URL https://dataroom.ansarada.com/project.praxis (the information in such data room is referred to in Annexure 3 and contained in the USBs initialled by the Sellers’ Representative and the Buyer’s authorised representative (or the Buyer’s Lawyers) prior to signing of this Agreement);
Deed of Variation means the document of that name to be entered into by the Company and each of Kevin Lynch, Kim Wright and Philip Kilic separately to be delivered at Completion (in the form as set out in Annexure 4);
Deferred Payment means an amount equal to the greater of:

(a)	zero; and

(b)	an amount equal to 70% of [**] multiplied by (Imputed FY14 EBITDA minus $[**]) less the Interim ESOP Option Termination Amount;
Deferred Payment Date means the date referred to in clause 4.9(a)(i);
Deferred Revenue means, at any time, the unearned portion of all student fees net of related doubtful debts provision, recognised in accordance with the Accounting Principles;
Disclosing Party means the party to whom Information belongs or relates;
Disclosure Material means:

(a)	the letter from the Sellers to the Buyer received 2 Business Days prior to the Agreement Date which is set out in Annexure 3;

(b)	the written material relating to the Group and the Business that has been disclosed to the Buyer or its advisers by or on behalf of the Sellers, which is contained in the Data Room;

(c)
all written material made available to Christine Ecob of the Buyer’s Lawyers by Allens Linklaters on 11 December 2013 relating to the claim by Open Universities Australia in connection with the name “Open Colleges”;

(d)
all records available for public inspection maintained by ASIC, which would have been disclosed to the Buyer if it had conducted searches of such records on 13 December 2013 in respect of the Company and any Group Company; and

(e)	all matters which have or would have been disclosed as a result of searches or enquiries made by the Buyer of the records available for public inspection maintained by the:

(i)	High Court of Australia on 30 October 2013;

(ii)	Federal Court of Australia on 6 November 2013;

(iii)	Supreme Courts (all States and Territories of Australia) between 29 October and 6 November 2013;

(iv)	District Courts of Queensland, South Australia and Western Australia between 31 October and 6 November 2013; and

(v)	County Court of Victoria on 6 November 2013;
EBITDA has the meaning set out in Schedule 6;
EBITDA Margin means [**]%;
Effective Date means 30 November 2013;
Effective Time means 5.00pm on the Effective Date;
Employees means the employees employed by the Group as at Completion;
Employee Entitlements means all unpaid amounts and benefits to which any Employee is entitled under that Employee’s contract of employment or any Law, agreement, award or determination relating to the terms of employment of that Employee or to which that Employee is subject including in respect of:

(a)	emoluments relating to employment before 30 November 2013; and

(b)	leave entitlements (including annual leave and long service leave) accrued or arising before 30 November 2013.
Encumbrance means:

(a)	any:

(i)
legal or equitable interest or power created, arising in or reserved in or over an interest in any property or asset, including any restriction or limitation on voting, ownership or transfer of any nature whatsoever; or

(ii)
security for payment of money, performance of obligations or protection against default (including a mortgage, easement, restrictive covenant, encroachment, bill of sale, conditional sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement);

(b)	any thing or preferential interest or arrangement of any kind giving a person priority or preference over claims or other persons with respect to any Asset or any other property or asset;

(c)	a PPSA Security Interest; or

(d)	any agreement or arrangement (whether legally binding or not) to grant or create anything referred to in paragraphs (a), (b) or (c), other than any Permitted Encumbrances.
Environment means components of the earth, including:

(a)	land, air and water;

(b)	any layer of the atmosphere;

(c)	any organic or inorganic matter and any living organism; and

(d)	human-made or modified structures and areas,
and includes interacting natural ecosystems that include components referred to in paragraphs (a) to (d);
Environmental Law means a Law (including any determination of any Government Agency) relating to the Environment, including in relation to land use, planning, pollution of air or water, soil or ground water, contamination, chemicals, waste, use of dangerous goods or to any other aspect of protection of the Environment, person or property;
Equipment Leases means the equipment leases of the Company;
Escrow Account means an interest bearing account to be established by the Buyer’s Lawyers for the purpose of holding the Escrow Sum;

Escrow Agent means the Buyer’s Lawyers;
Escrow Deed means the escrow deed between the Sellers, the Buyer and the Buyer’s Lawyers (in form and substance acceptable to all parties to that document);
Escrow Sum means $10 million plus all accrued interest;
ESOP means the employee share option plan of the Company current as at the date of this Agreement;
ESOP Options means all allocated or unallocated options to acquire Shares held by the ESOP Option Trustee as trustee of the Open Colleges Australia Option Share Trust issued under the ESOP at the Agreement Date. The details of the allocated options are set out in the table in part A of Schedule 1;
ESOP Option Amount means aggregate of the Initial ESOP Option Termination Amount, the Interim ESOP Option Termination Amount and the Final ESOP Option Termination Amount;
ESOP Option Call Deed means the call option deed to be entered into by the Company, the Sellers, and each of the ESOP Unitholders separately to be delivered at Completion (in the form as set out in Annexure 5);
ESOP Option Cancellation Deed means the document of that name to be entered into by the New Trustee, the Company and each ESOP Unitholder separately, and delivered at Completion (in a form acceptable to the Buyer);
ESOP Option Plan Rules means the Employee Share Option Plan Rules in respect of the Company (document ID 08.02.168.2.3 in the Data Room);
ESOP Option Trustee means Trinity Management Pty Ltd ACN 063 878 875;
ESOP Option Trust Deed means the Open Colleges Australia Option Share Trust Deed as of 14 August 2013 executed by Trinity Management Pty Ltd ACN 118 314 515 and Remuneration Strategies Group Pty Limited ACN 095 347 783;
ESOP Unitholders means Greg Fordred, Kevin Lynch, Kim Wright and Philip Kilic;
Exercise Notice has the meaning given to that expression in clause 27.1;
Exercise Period means the period commencing from 12.01am on the date on which the Calendar Year End Statement is accepted by the parties or determined by the Expert under clause 21 to 11.59pm on the date that is 6 months after such date or as otherwise agreed;
Existing Shareholders’ Agreement has the meaning given to that expression in item 1 of Schedule 10;
Expert has the meaning given to that expression in clause 21.1(b);
Final ESOP Option Termination Amount means the greater of:

(a)	$1.00; and

(b)	A x 2,583 B
Where:

A =	([**] x CY16 EBITDA) less Financial Debt of the Group plus Cash as at 31 December 2016

B =	The total number of shares in the capital of the Company on a fully diluted basis (excluding any Buyer Shares). For these purposes there will be deemed to be an additional 8,610 Shares on issue.
Final ESOP Option Termination Date means either:

(a)	if an Option is Exercised, the Option Shares Completion Date; or

(b)	if no Option is exercised during the Exercise Period, 5 Business Days after the end of the Exercise Period;
Financial Debt means the sum of:

(a)	all monies borrowed (whether or not under normal commercial lending terms or upon the issue of bills, bonds, notes or loan stock) and any accrued interest payable in respect of those monies;

(b)	obligations under hire purchase and other asset finance arrangements, equipment leasing and mezzanine and shareholder loans;

(c)	declared and/or accrued but unpaid dividends (other than dividends due from one Group Company to another Group Company);

(d)	receivables sold or discounted otherwise than on a non-recourse basis;

(e)	all amounts payable (including the mark to market amount) under any derivative instrument;

(f)	any guarantee, counter-indemnity, letter of credit, indemnity or similar assurance against the financial loss of any person other than a Group Company;

(g)	any amount in respect of the sale or discounting of a Group Company’s rights or assets in return for funding in the nature of finance and any other off balance sheet finance;

(h)	any deferred or contingent consideration payable in connection with the acquisition of any share capital, business, asset or undertaking; and

(i)	any amounts payable in the nature of costs and/or fees on the termination, repayment, prepayment or cancellation of any of the above, including:

(j)	Liabilities owing by the Group under the NAB Facilities,
but excluding any indebtedness owed by a Group Company to another Group Company, any loan from a Buyer Group Member, or any amount included in Transaction Costs, Transaction Bonuses, the RPS Amount or the Initial ESOP Option Termination Amount;

Financial Market has the meaning given to that term in the Corporations Act and includes NASDAQ;
Financial Year End Statement means the Audited statement of comprehensive income for the Group prepared on a consolidated basis for the 12 month period ending 30 June 2014, calculated on the same basis as the Accounts and in accordance with the Accounting Principles as applied at the Accounts Date;
Franking Tax means Tax imposed pursuant to Part 3-6 of the Tax Act, the New Business Tax System (Franking Deficit Tax) Act 2002 (Cth) and/or any comparable provision of any other relevant Tax Law;
Goodwill means the goodwill of the Group Companies in and attaching to the Business;
Government Agency means any entity, in Australia or elsewhere, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including government or any public, statutory, governmental (including a local government), semi-governmental or judicial body, entity, department or authority and any self-regulatory organisation established under statute;
Group means the Company and each Subsidiary, details of which are set out in Schedule 2;
Group Company means any one of the companies comprising the Group;
Group Debt Amount means the aggregate of the following amounts:

(a)	Financial Debt as at the Effective Date less Cash as at the Effective Date; and

(b)	the RPS Amount;
GST has the meaning given to that term in A New Tax System (Goods and Services Tax) Act 1999 (Cth);
Immediately Available Funds means bank cheque or electronic transfer of cleared fund to an account nominated by the payee;
Imputed FY14 EBITDA means the least of:

(a)	$[**];

(b)	Actual FY14 EBITDA; and

(c)	the product of the EBITDA Margin multiplied by Actual FY14 Revenues;
Industrial Instrument means any award, modern award, collective agreement, enterprise agreement, transitional instrument or any other form of agreement made or taken to exist under any industrial law including, without limitation, the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 and the Fair Work Act 2009 as amended from time to time;
Information means any information, whether oral, graphic, written or in any other form, including:

(a)
forms, memoranda, letters, specifications, processes, procedures, statements, formulae, technology, inventions, trade secrets, research and development information, know how, designs, plans, photographs, microfiche, business records, notes, accounting procedures or financial information, sales and marketing information, names and details of customers, suppliers and agents, employee details, reports, drawings and data;

(b)	copies and extracts made of or from that information and data, whether translated from the original form, recompiled, partially copied, modified, updated or otherwise altered; and

(c)	samples or specimens (if any) disclosed either before or after execution of this Agreement;
Initial ESOP Option Termination Amount means $8,005,504.57;
Intellectual Property Licences means the licences granting Intellectual Property Rights to any Group Company, as set out in the Data Room;
Intellectual Property Rights means all present and future intellectual and industrial property rights conferred by Law and wherever existing, including:

(a)
patents, invention disclosures, and all related continuations, continuations in-part, divisional, reissues, re-examinations, substitutions and extensions thereof; copyrights and copyrightable subject matter; logos, symbols, get up, trade marks, service marks, brand names, names, corporate names, trade names, domain names, slogans, trade dress, design rights, and colour schemes and other similar designations of source or origin; product names, trade secrets, databases, manuals, technical specifications, rights in circuit layouts, plant breeder’s rights; and all other confidential or proprietary information, ideas, know how, inventions, processes, formulae, models, methodologies, and designs and any other rights subsisting in the results of intellectual effort in any field, whether or not registered or capable of registration, and the reputation and goodwill associated with such;

(b)	any computer programmes and software;

(c)	any other intangible assets similar to those described above;

(d)	any application or right to apply for registration of any of these rights referred to in above;

(e)	any registration of any of those rights or any registration of any application referred to in paragraph (b);

(f)	all renewals and extensions of these rights; and

(g)	all rights and remedies against past, present and future infringement, dilution, misappropriation or other violations thereof;
Interim ESOP Option Termination Amount means the greater of:

(a)	$1.00; and

(b)	7.63% multiplied by (70% x ([**] x (Imputed FY14 EBITDA - $[**])));

Inventory means all inventory of any Group Company used for the Business including all student books and materials;
Key Contracts means the following contracts:

(a)	Media Services Agreement with Fairfax Digital Pty Ltd;

(b)	Collection Services Agreement with Australian Recoveries and Collections Pty Ltd;

(c)	Merchant Terms and Conditions with GE Capital Retailer Solutions and GE Money Retail Finance;

(d)	Payroll Services Agreement with Automatic Data Processing Limited;

(e)	NEC telecommunications / “Team Leasing” contract; and

(f)	Australia Post Agreement;
Law means any applicable statute, law (including common law or equity), ordinance, directive, rule, regulation (including by way of bulletin), judgment, injunction, decree or other requirement or rule of law (including any of the foregoing related to privacy) promulgated, issued, enforced or entered by any Government Agency;
Leakage means:

(a)	any dividend, or distribution declared, paid or made by any Group Company to any Seller or any Affiliate of a Seller;

(b)
any payments made (including professional advisers’ fees and expenses in connection with the transactions contemplated by this Agreement) to (or assets transferred or Liabilities assumed, indemnified, or incurred for the benefit of) a Seller or its Affiliate by any Group Company, other than any payment reflected in the Seller Loan Account;

(c)
any payments made by any Group Company to a Seller or its Affiliate in respect of any capital in any Group Company being issued, redeemed, purchased or repaid, or any other return of capital by any Group Company;

(d)	the waiver by any Group Company of any amount owed to that Group Company by any Seller or its Affiliates;

(e)
any management charge or fee, or any management incentive payment in connection with the transactions contemplated herein, that has been paid by any Group Company to any Seller or its Affiliates or has otherwise become due;

(f)	any issuance, redemption, purchase or repayment of share or loan capital in favour of any Seller or its Affiliates;

(g)
any financial, accounting, tax, legal and other advisory fees and costs incurred by a Group Company in connection with the preparation, negotiation or implementation of the transactions contemplated by this Agreement (including GST) other than any amount reflected in the Sellers’ Loan Account at the Completion Date;

(h)
any bonuses or other incentive payment by any Group Company to any employee of a Group Company that are payable as a result of or in connection with the transactions contemplated by this Agreement (except for any amounts that form part of Transaction Bonuses);

(i)	the payment of any fees, costs, Tax or GST incurred by a Group Company as a result of those matters set out in paragraphs (a) to (f) above; and

(j)	any agreement or arrangement to do any of the matters set out in paragraphs (a) to (f) above, in each case between the Effective Date and Completion, but does not include Permitted Leakage. For the avoidance of doubt any amount properly accrued as a Sellers’ Loan Account at the Completion Date will not be Leakage;
Leased Premises means the property and premises that are subject to a Property Lease, being:

(a)	Suites G.01 and G.02, Ground Floor, Centennial Plaza, Tower A, 260 Elizabeth Street NSW 2000;

(b)	Level 7, Centennial Plaza, Tower B, 280 Elizabeth Street NSW 2000; and

(c)	Suite 29 Cooks Hill Commercial Centre, 235 Darby Street, Cooks Hill NSW.
Liability includes all liabilities, losses, debt, damages, injuries, diminution in value, costs, charges, interest, fees (including all attorneys’ fees and disbursements), penalties, fines, judgments, settlements, assessments, forfeiture and expenses of whatever description and however arising, and other obligations of any kind or character (whether actual, contingent, prospective or otherwise);
Management Accounts means:

(a)	the unaudited statement of financial position as at the Management Accounts Date; and

(b)	the unaudited statement of financial performance for the 5 month period ending on the Management Accounts Date, as set out in Annexure 2;
Management Accounts Date means 30 November 2013;
Material Adverse Change means any change, state of facts, circumstance, event or development that:

(a)
has or is reasonably likely to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), business or result of operations of the Group taken as a whole; or

(b)	prohibits, prevents, materially impairs or materially delays the completion of the transactions contemplated by this Agreement,

and, for the avoidance of doubt, includes the loss or likely loss of any Authorisation, or written notification from ASQA identifying material issues that could affect the validity or prospects of renewal in respect of any Authorisation;
Minority Directors has the meaning ascribed to that term in the Shareholders’ Agreement;
MR Executive Agreement means the contract of employment between the Company and Mark Rohald;
NAB means National Australia Bank Limited ACN 004 044 937 (or its related body corporate);
NAB Facilities means each of the facilities provided by NAB to a Group Company, including those set out in part A of Schedule 5;
OC means Open Colleges Pty Ltd ACN 000 011 692;
Option Shares Completion has the meaning given to that expression in clause 27.2(a)(iii);
Option Shares Completion Date means any date on which an Option Shares Completion occurs;
Option Shares means the Shares set out in column 10 of the table in section (ii) of part A of Schedule 1 plus any other Shares acquired by the relevant Seller after Completion;
Option Shares Purchase Price means the purchase price for the Option Shares as determined under clause 28.1;
Options means the Put Options and/or the Call Options;
Outsourced IT means all information technology systems including all hardware, software and communications systems (and including all websites and remote devices) used by or on behalf of a Group Company in the conduct of the Business that are owned by a third party, together with all related services provided by any third party;
Owned Intellectual Property Rights means all Intellectual Property Rights used or held for use by any Group Company in connection with the Business, including the Intellectual Property Rights set out in Schedule 14 but excluding the Intellectual Property Licences;
Permitted Encumbrances means the security interests listed in part B of Schedule 5;
Permitted Leakage means the following payments made and actions taken by the Company or any other Group Company:

(a)	any payment made to repay and redeem the Redeemable Preference Shares or the Initial ESOP Option Termination Amount;

(b)	employee remuneration or director fees paid by a Group Company to a Seller or its Affiliates;

(c)	a dividend of $861,314 to be paid to the Sellers prior to Completion;

(d)
any amount paid by a Group Company to a Seller or its Affiliates in reimbursement of any bona fide employment or director expenses incurred by that Seller or its Affiliates on behalf of a Group Company; or

(e)	any payment which is approved in writing by the Buyer,
provided that: in each case of paragraphs (a) through (e), (i) such payments are made on arms’ length terms and in the ordinary course of Business consistent with past practice, and (ii) nothing therein shall be interpreted to permit the payment of any Transaction Costs except where such payment is reflected in the Sellers’ Loan Accounts.
Plant and Equipment means all plant, equipment (including computer equipment), motor vehicles, machinery, spare parts, tools and other maintenance items, furniture, fixtures and fittings, and information technology items (including mobile or portable devices) used in the Business as at the Completion Date;
PPSA means the Personal Property Securities Act 2009 (Cth);
PPS Register means the “register” as defined in the PPSA;
PPSA Security Interest means a security interest as defined in the PPSA;
Preferred Completion Date has the meaning given to that expression in clause 27.2(a)(iii);
Prescribed Rate means the rate specified from time to time by Rule 36.7 of the Uniform Civil Procedure Rules 2005 for the purposes of section 101 of the Civil Procedure Act 2005 (NSW);
Privileged Relation of a person, means any individual related by blood, marriage, de facto or adoption to any such person, including the spouse or domestic partner/defacto, siblings, parents, children and grandchildren of such person, as the case may be;
Property means the Leased Premises;
Property Lease means each lease, sublease, licence or other arrangement relating to the Leased Premises;
Proposed Business means the following:

(a)	the provision of higher education courses in Australia;

(b)	offering university pathways in Australia;

(c)	the provision of vocational education and training courses for overseas students in Australia; and

(d)	the provision of vocational education and training courses outside of Australia;
Purchase Price means the purchase price for the Sale Shares as determined in accordance with clause 4.1;
Put Options means the options granted to the Sellers in clause 25.1;
Receiving Party means the party to whom Information is disclosed or who possesses or otherwise acquires Information belonging or relating to a Disclosing Party;
Records means the originals and copies, in machine readable, electronic, printed or any other readable form, of all files, reports, records, accounts, registers, correspondence,

documents and other material relating to or used by any Group Company or the Business, including:

(a)	sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, soundtracks and associated materials);

(b)	sales and purchasing records;

(c)	lists of all clients, suppliers and customers;

(d)	financial records and accounts including ledgers, journals and books of account;

(e)	trading records;

(f)	records of wages, employment benefits and other payroll and personnel information;

(g)	records of and relating to the key contracts;

(h)	stationery; and

(i)	all other data, however recorded, owned or used by any Group Company or the Sellers which relates to any Group Company or the Business;
Redeemable Preference Shares means the redeemable preference shares (of any class) on issue as at the Agreement Date, details of which are set out in section (i) of part A of Schedule 1;
Related Party Liability means a Liability owed to or from any Group Company on the one hand and from or to any Seller or any of its Affiliates on the other hand, including any interest accrued on those Liabilities but excluding:

(a)	any Liability owed by a Group Company to a Seller (or by a Seller to a Group Company, as the case may be) arising in connection with this Agreement; and

(b)	wages, salaries and superannuation paid in accordance with any employment arrangements in place between a Group Company and a Seller (or its Affiliate) at the Agreement Date;
Residual Amount means an amount equal to the greater of:

(a)	zero; and

(b)	an amount equal to 70% of [**] multiplied by (Imputed FY2014 EBITDA minus $[**]);
Respective Proportions means the respective proportions in which each Seller is entitled to share in the Purchase Price (and all parts of it) as set out in column 9 of the table in section (ii) of part A of Schedule 1;
Restrained Business means, in relation to a particular Restrained Person:

(a)	the Business; and

(b)	any Proposed Business;

Restrained Persons means each of the persons listed in Schedule 12 and Restrained Person means any one of them;
Restrained Relation of a person means any spouse or domestic partner/defacto, or minor children of such person, as the case may be;
RPS Amount means $1,828,750 (being the aggregate amounts payable to holders of the Redeemable Preference Shares to redeem all such Redeemable Preference Shares including any outstanding interest as at the Agreement Date and the Completion Date);
RTO means a registered training organisation;
RTO Condition means the condition referred to in clause 4.4;
Sale Shares mean 73,035 Shares, which comprises 70% of the Shares existing immediately before Completion, as specified in section (ii) of part A of Schedule 1;
Sellers’ Accountant means Deloitte Touche Tohmatsu, Sydney or any substitute chartered accountant or firm of chartered accountants designated by the Sellers from time to time;
Sellers’ Loan Accounts means the amount owed by the Sellers to the Company in relation to the Transaction Costs paid or payable by the Company on behalf of the Sellers which will be repaid in full at Completion in accordance with clause 4.2(a);
Sellers’ Representative means Mr Robert Gavshon or such other person as is nominated by the Sellers and notified by the Sellers to the Buyer;
Sellers’ Warranties means the representations and warranties of the Sellers contained in Schedule 4;
SGA Acts means the Superannuation Guarantee (Administration) Act 1992 (Cth) and Superannuation Guarantee Charge Act 1992 (Cth);
Shares means the shares (of any class) in the capital of the Company;
Shareholders’ Agreement means the shareholders agreement to be entered into between the parties to this Agreement and the Company on the Agreement Date and with effect from Completion;
Subsidiaries means each entity, in relation to which the Company is at the relevant time the ultimate holding company (as that term is defined in the Corporations Act), including each entity listed in Part 2 of Schedule 2;
Stamp Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount in respect of the above but excludes any goods and services tax;
Student Fee Account means the account operated by OC in relation to course fees received from students under clause 9 of the TAFE Agreement;
Systems means all information technology systems including all hardware, software and communications systems (and including all websites and remote devices) used by a Group Company in the conduct of the Business but excluding the Outsourced IT;

TAFE Agreement means the Strategic Co-Operation Agreement with North Coast Institute of TAFE dated on or about 29 June 2012;
Tax, Taxes or Taxation means all forms of present and future taxes, excise, stamp or other duties, imposts, deductions, charges, withholdings, rates, levies or other governmental impositions imposed, assessed or charged by any Government Agency, together with all interest, penalties, fines, expenses and other additional statutory charges relating to any of them, imposed or withheld by a Government Agency;
Tax Act means the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) or the Taxation Administration Act 1953 (Cth) as the case may be;
Tax Benefit Payment means the payment made in accordance with clause 4.10;
Tax Claim Amount means the amount:

(a)	the Buyer or a Group Company is required to pay in respect of Tax as a result of a Tax Claim;

(b)
the Buyer or a Group Company is required to pay as a result of a Tax Claim relating to the recovery by the Government Agency of all or part of a Tax incentive, concession or other form of relief allowed to or applied by the Company before Completion;

(c)
of any credit (excluding a franking credit arising from a payment of Tax by the Buyer, a Group Company or the head company of a Consolidated Group of which the Buyer or a Group Company is a member), rebate or refund of Tax or franking credits lost to or paid by the Buyer or a Group Company as a result of a Tax Claim; or

(d)
the amount of the loss by the Buyer or a Group Company of any relief, allowance, deduction or loss carried forward, as a result of a Tax Claim, multiplied by the rate of Tax applicable to companies in the year to which the Tax Claim relates, plus any associated fines, additional Tax, interest or penalties;
Tax Claim means any Claim against a Group Company or the Buyer in respect of Tax;
Tax Indemnity means the indemnity provided in clause 12.1;
Tax Indemnity Claim means a Claim under the Tax Indemnity;
Tax Law means any Law relating to Tax;
Tax Refund means any net Tax refund or credit (less all costs associated with the preparation and submission of the relevant Tax Returns) received or that will be utilised in the then current financial year by the Group as a result of an overpayment of Tax by the Group for (i) the period to the Completion Date and/or (ii) the period during which the Interim ESOP Option Termination Amount is paid (in both cases arising only as a result of the cancellation of the ESOP Options under clauses 29.1, 29.2(a) or 29.2(b) as contemplated by this Agreement) as determined by the ATO following the obtaining of a private binding ruling and lodgement of the Group’s Tax Returns in accordance with clause 9.1 in a form approved by the Sellers and the Buyer;
Tax Return means an income tax return and includes a Business Activity Statement;

Tax Warranty means the Sellers’ Warranties set out in item 11 of Schedule 4;
Tax Warranty Claim means a Warranty Claim the subject of which is a Tax Warranty;
Third Party means a person who is not a party to this Agreement;
Third Party Claim means a Claim made or threatened by a Third Party against the Buyer, any Group Company or the Sellers;
Title and Capacity Warranty means the Sellers’ Warranties set out in items 1, 2 and 5 of Schedule 4;
Trade and other Payables means the aggregate amount of trade and other payables of the Company arising from the conduct of the Business up to the Effective Time; and
Trade and other Receivables means the aggregate amount of trade and other receivables of the Company for sales of goods and services to customers up to the Effective time after deducting provisions against such items for bad or doubtful debts. Debtors is not to include amounts collected by DebitSuccess but not yet remitted to the Group and amounts held in the North Coast TAFE trust account.
Transaction Bonus means any bonuses or other incentive payment by any Group Company that are payable to Simon Hitchick or Kevin Lynch totalling $358,482.03 inclusive of all related costs, superannuation and Taxes;
Transaction Costs means any financial, accounting, tax, legal and other advisory fees and costs incurred by a Group Company (including on behalf of the Sellers) in connection with the preparation for, negotiation and implementation of the transactions contemplated by this Agreement (including GST) that have been paid or are payable by the relevant Group Company at any time, which is estimated as at the Agreement Date to be an amount equal to $1,250,000, will be treated as a payment by the Company on behalf of the Sellers, giving rise to a consolidated Seller Loan Account the balance of which will be discharged in full at Completion by the Sellers under clause 4.2(a)(iii);
Transaction Documents means this Agreement, the Shareholders’ Agreement, AB Executive Agreement, the MR Executive Agreement and any other document agreed in writing by the Sellers and the Buyer to be a Transaction Document;
Transfer Terms means that the relevant Option Shares will be sold and purchased in accordance with the terms of this Agreement free from any Encumbrance and the consideration for the Option Shares will be the Option Shares Purchase Price;
Warranty and Indemnity Insurance Policy means the warranty and indemnity insurance policy in the name of AIG Australia Limited which satisfies the requirements set out in clause 13.1;
Warranty Claim means any Claim by the Buyer (or any person making a Claim through or on behalf of the Buyer) against the Sellers or a Seller or any one or more of the Sellers for breach of any one or more of the Sellers’ Warranties and includes a Claim under the indemnity in clause 11.7;
WC Accounting Principles means the principles, policies, practices and procedures set out in Schedule 7;
Working Capital Amount means, as at the Effective Time:

(a)	sundry debtors and prepayments (including for services, goods or wages);

(b)	plus Inventory;

(c)	plus current Tax provision (if a refund is due from the Australian Taxation Office other than the Tax Benefit Payment);

(d)	plus any GST receivables;

(e)	plus Trade Accounts and other Receivables;

(f)	plus the Sellers’ Loan Account;

(g)	minus accruals;

(h)	minus Trade and other Payables;

(i)	minus provisions for employee bonuses or unpaid wages;

(j)	minus current Tax provisions (if amounts due to the Australian Tax Office);

(k)	minus any GST payables;

(l)	minus Deferred Revenue;

(m)	minus course transfer credits,
to be calculated in accordance with the WC Accounting Principles. Any amounts that are included in Financial Debt or Cash (in each case, as of the Effective Time) will be excluded from the Working Capital Amount.
1.2 Interpretation
In this Agreement, the headings are used for convenience only and do not affect the interpretation of this Agreement, and unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	other grammatical forms of defined words or expressions have corresponding meanings;

(d)	a reference to a document includes the document as modified from time to time and any document replacing it;

(e)	if something is to be or may be done on a day that is not a Business Day then it must be done on the next Business Day;

(f)	a reference to time is to local time in Sydney, Australia;

(g)
the word “person” includes a natural person, the estate of a natural person, a corporation, an authority, an association or joint venture, a partnership, a trust and any other body or entity whether incorporated or not;

(h)	the word “month” means calendar month and the word “year” means 12 months;

(i)	the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(j)	a reference to a thing includes a part of that thing;

(k)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re‑enacted or replaced from time to time;

(l)	wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”;

(m)	money amounts are stated in Australian currency; and

(n)
a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body that performs most closely the functions of the defunct body.

1.3 Obligations

(a)
Subject to clauses 1.3(b) and 1.3(c), the obligations of the Sellers under this Agreement and any Transaction Document that states that clause 1.3 of this Agreement applies are several in their Respective Proportions, and not joint and several.

(b)
Subject to clause 1.3(c), where an obligation or liability under clauses 19 (Restrictive covenant), 20 (Non-solicitation), 23.2 (Related party liabilities) and 30 (Covenants) is expressed to be, or may be construed as, that of a particular Seller, or is to be performed by a particular Seller, that obligation or liability is imposed on that Seller and not on any other Seller and that Seller’s relevant proportion of that right, obligation or liability is 100%.

(c)
The maximum amount that the Buyer may recover from any individual Seller under this Agreement and any Transaction Document that states that clause 1.3 of this Agreement applies (whether by way of damages or otherwise) must not exceed the aggregate of that Seller’s Respective Proportion of:

i.	$110,250,000, plus

ii.	the Deferred Payment (to the extent paid or set off in accordance with any Transaction Document), plus

iii.	the Interim ESOP Option Termination Amount (to the extent paid or set off in accordance with any Transaction Document), plus

iv.	the Final ESOP Option Termination Amount (to the extent paid or set off in accordance with any Transaction Document), plus

v.	the Tax Benefit Payment (to the extent paid or set off in accordance with any Transaction Document).

(d)	The parties acknowledge that the individuals who are Restrained Persons but not the Sellers have entered into this Agreement only for the purposes of clauses 19, 20 and 29.
2. Agreement to buy and sell Shares
2.1 Sale and purchase

On and subject to the terms of this Agreement:

(a)	each Seller as legal and beneficial owner agrees to sell to the Buyer the Sale Shares, as listed against that Seller’s name in column 4 of the table in section (ii) of part A of Schedule 1; and

(b)	the Buyer agrees to purchase the Sale Shares from the Sellers, free from all Encumbrances for the Purchase Price.
2.2 Date for Completion
Completion must occur on the date that is the later of:

(a)	2 Business Days after the first date by which both parties are aware that the Conditions set out in item 1 of Schedule 3 have been fulfilled (or waived under clause 3.3); and

(b)	20 December 2013,
or any other date agreed by the parties in writing.
2.3 Encumbrances and rights
The Sellers must transfer the Sale Shares to the Buyer at Completion:

(a)	free from any Encumbrance; and

(b)	together with all benefits and rights, including dividend and voting rights, attached or accrued to them on or after the Effective Date.
2.4 Title and risk

(a)	The legal title to the Sale Shares:

(i)	until Completion, remains solely with the Sellers; and

(ii)	on and from Completion, passes from the Sellers to the Buyer.

(b)	Conditional upon Completion occurring, the parties intend the economic risk and benefit of the Sale Shares to be transferred from the Sellers to the Buyer on the Effective Date.
2.5 Waiver of pre-emptive rights
Each Seller, by its execution of this Agreement, consents to the sale and purchase contemplated by clause 2.1 and irrevocably waives in favour of the Buyer any rights of pre-emption or similar rights that that Seller has, or may have, in respect of the Sale Shares, whether conferred by the constitution of any Group Company or otherwise.
3. Conditions precedent
3.1 Conditions precedent to Completion
Completion is conditional on each of the Conditions set out in Schedule 3 being fulfilled, or waived under clause 3.3, on or before 20 December 2013 or any other date agreed by the Sellers and the Buyer in writing (End Date). If the Conditions in item 1 of Schedule 3 are not satisfied or waived under clause 3.3 by 20 December 2013, the End Date will be the second Business Day after the first date by which both parties are aware that the Conditions set out in item 1 of Schedule 3 have been fulfilled or waived, or 31 January 2014 (whichever is earlier).
3.2 Duties in relation to Conditions

(a)
The Sellers must use their reasonable endeavours to ensure that the Conditions referred to in clause 3.1 are fulfilled or waived on or before the date specified in that clause. The Sellers are responsible for all costs associated with fulfilling the Conditions.

(b)
The Buyer must provide such assistance as is reasonably requested by the Sellers in connection with fulfilling the Conditions. In respect of the Condition in item 2 of Schedule 3, on the Agreement Date, the Sellers must procure that the Company notify ASQA in writing (in the form set out in Schedule 16, together with any other regulatory form required by ASQA) of the transaction contemplated by this Agreement on the Agreement Date (including requesting a meeting in person between representatives of the Sellers and the Buyer and ASQA to take place as soon as possible), provide the Buyer with copies of all correspondence, and also keep the Buyer informed of all communications between ASQA and the Sellers or the Group. The Buyer acknowledges and agrees that the Condition in item 2 of Schedule 3 will be satisfied if no objection or material concerns are raised by ASQA by no later than immediately prior to Completion. The Buyer may only communicate with ASQA in conjunction with the Sellers or the Group.

(c)	Each party must:

(i)	supply each other party with copies of all applications made and documents supplied for the purpose of fulfilling any Condition;

(ii)	not take any action that would, or would be likely to, prevent or hinder the fulfilment of any Condition; and

(iii)	within 2 Business Days of a party becoming aware that a Condition has been fulfilled, notify the other parties in writing of that fact.

(d)	Nothing in this clause 3 requires a party to waive a Condition under clause 3.3 or accept unreasonable conditions or requirements imposed by Third Parties to satisfy any Condition.
3.3 Fulfilment by waiver
A Condition may be waived only:

(a)	where the Condition is expressed to be for the benefit of a particular party only, if that party gives notice of waiver of the Condition to the other parties; or

(b)	otherwise, if the Sellers’ Representative and the Buyer agree in writing to waive the Condition, but only to the extent set out in the waiver.
3.4 Failure of Condition

The Buyer may, if not otherwise in breach of this Agreement, terminate this Agreement by giving notice to all other parties at any time before Completion if:

(a)	a Condition is not fulfilled (or waived under clause 3.3) before 5.00 pm on the date specified in clause 3.1, as appropriate; or

(b)	a Condition having been fulfilled, that Condition does not remain fulfilled in all respects at all times until Completion.
3.5 Sellers’ Representative

(a)	The Sellers acknowledge and agree that:

(i)
the Sellers’ Representative is irrevocably approved and appointed to act on behalf of the Sellers for the purposes of this Agreement including to issue all notices, communications or directions to pay for and on behalf of the Sellers; and

(ii)
any requirement or obligation in this Agreement to give any notice or other communication to a Seller will be satisfied by a party giving any such notice or other communication to the Sellers’ Representative.

(b)	For the avoidance of doubt and for all purposes of this Agreement, each Seller instructs the Buyer to exclusively deal with the Sellers’ Representative.

(c)
The Sellers acknowledge that the Buyer will be entitled to rely on any action, election, direction or document executed by or on behalf of the Sellers’ Representative without the need for further enquiry.

4. Purchase Price and payments
4.1 Purchase Price
The price payable by the Buyer to the Sellers for the Sale Shares will be:

(a)	the Completion Payment;

(b)	the Deferred Payment; and

(c)	an amount equal to 50% of each Tax Benefit Payment (if any).
4.2 Payment of the Purchase Price
In consideration of the Sellers agreeing to sell the Sale Shares to the Buyer, the Buyer must pay the Purchase Price in accordance with the following:

(a)	pay on Completion as follows:

(i)
pay each Seller such Seller’s Respective Proportion of an amount equal to the Completion Payment as set out opposite the name of that Seller in column 8 of the table in section (ii) of part A of Schedule 1, less such Seller’s Respective Proportion of:

(ii)	the Escrow Sum, which will be directed by the Sellers to the Escrow Agent;

(iii)	the balance of the Sellers’ Loan Accounts, which will be directed by the Sellers to the Company to repay in full the Sellers’ Loan Account; and

(b)	pay or procure each Seller, its Respective Proportion of the Deferred Payment in accordance with clause 4.9.
4.3 Company funding

(a)
The Sellers have advised the Buyer that, as at the Effective Time, the total amount of Cash exceeds the total amount of Financial Debt and the difference between these two aggregate amounts is $861,314 and, on that basis, the Buyer has agreed that the Company may pay a dividend to the Sellers equal to that amount prior to Completion.

(b)
By no later than 2 Business Days prior to the Completion Date, the Sellers must provide to the Buyer details of the Transaction Costs, Sellers’ Loan Accounts, Transaction Bonuses and the Initial ESOP Option Termination Amount (including the aggregate totals for each item), together with supporting documentation.

(c)
On Completion, the Buyer must subscribe for 1 Buyer Share at a subscription price sufficient to enable the Company to pay the Transaction Bonuses, RPS Amount and the Initial ESOP Option Termination Amount. By direction of the Company, the Buyer may pay the RPS Amount and the Initial ESOP Option Termination Amount to the relevant counterparty. The Transaction Bonuses must be paid to the Company.

(d)
Subject to clause 4.4, on the Deferred Payment Date, the Buyer must subscribe for 1 Buyer Share at a subscription price sufficient to enable the Company to pay the Interim ESOP Option Termination Amount.

(e)
At least 2 Business Days prior to the Final ESOP Option Termination Date, the Buyer must subscribe for 1 Buyer Share at a subscription price sufficient to enable the Company to pay the Final ESOP Option Termination Amount.

4.4 RTO Condition

(a)
Subject to clause 4.4(b), payment of the Deferred Payment by the Buyer and the Interim ESOP Option Termination Amount by the Company (and related funding by the Buyer) under clause 4.9 is conditional on receipt of ASQA’s written confirmation of OC’s registration as an RTO on terms substantially the same as the current terms on which OC is registered as a RTO with ASQA (RTO Condition).

(b)
Subject to clause 4.4(c), where the customary or conventional maximum period for re-registration permitted by ASQA is 5 years as at the Agreement Date and ASQA’s determination is that OC’s re-registration be granted for a lesser period, then the amount of the Deferred Payment will be discounted by 10% for each year that the period of OC’s re-registration as an RTO is less than 5 years provided the maximum discount to be applied to the Deferred Payment is 40%. Notwithstanding the foregoing, for the avoidance of doubt, no Deferred Payment will be payable if

OC’s re-registration is for less than 1 year. The discounted amount determined in accordance with this clause will apply for the purposes of clause 4.9.

(c)
The parties acknowledge and agree that the amount of the Deferred Payment will not be discounted pursuant to clause 4.4(b) to the extent the reduction of OC’s re-registration as an RTO is the result of:

(i)
ASQA changing its registration policies to reduce the customary or conventional maximum re-registration period for RTOs (as evidenced by a media release or other written statement by ASQA to that effect); or

(ii)	an act (or failure to act) or omission by the Buyer or its Affiliates (excluding the Group).
4.5 Escrow Sum
The Buyer and the Sellers’ Representative must jointly direct the Escrow Agent to release all amounts in the Escrow Account to the Sellers in their Respective Proportions or to the Buyer in the following manner (together with all applicable interest on that amount):

(a)
where the RTO Condition has been satisfied before the date on which the Deferred Payment is determined, $10,000,000 to the Sellers within 5 Business Days of the date on which the RTO Condition is satisfied;

(b)	where the RTO Condition has not been satisfied before the date on which the Deferred Payment is determined but is satisfied before 31 December 2016:

(i)	where the Deferred Payment is equal to or more than $12,500,000, $10,000,000 to the Sellers on the Deferred Payment Date;

(ii)	where the Deferred Payment is less than $12,500,000, the Deferred Payment less $2,500,000 to the Sellers on the Deferred Payment Date;

(iii)	the balance of the Escrow Account (if any) to the Sellers within 5 Business Days of the date the RTO Condition is satisfied;

(c)	where the RTO Condition is not satisfied by 31 December 2016:

(i)	the balance of the Escrow Account will be paid to the Buyer; and

(ii)	the Buyer will have no obligation to pay the Deferred Payment or the Interim ESOP Option Termination Amount.
4.6 Calculation of Imputed FY14 EBITDA

(a)
The Buyer will prepare (or procure the preparation of) the Financial Year End Statement and deliver a copy, together with a calculation of Imputed FY14 EBITDA, the Deferred Payment and all relevant working papers, to the Sellers’ Representative by no later than the Accounts Adoption Date.

4.7 Confirmation by the Sellers

(a)	The Sellers’ Representative must notify the Buyer within 10 Business Days of receipt from the Buyer of the documents specified in clause 4.6 as to whether the Sellers’

Representative agrees with the Buyer’s calculation of the Imputed FY14 EBITDA and the Deferred Payment.

(b)	If the Sellers’ Representative agrees with the Buyer’s calculation of the Imputed FY14 EBITDA and the Deferred Payment, the Purchase Price will be adjusted in accordance with clause 4.9.

(c)
If the Sellers’ Representative does not agree with the Buyer’s calculation, the Sellers’ Representative must notify the Buyer of its disagreement in writing prior to the end of the 10 Business Day period under clause 4.7(a) and the procedures in clause 21 apply.

(d)
If the Sellers’ Representative fails to notify the Buyer of its agreement or disagreement prior to the end of the 10 Business Day period referred to under clause 4.7(a), the Sellers are deemed to agree to the Buyer’s calculation of Imputed FY14 EBITDA and the Deferred Payment.

4.8 Expert
The Sellers’ Representative and the Buyer must use reasonable endeavours to agree on the Imputed FY14 EBITDA and the Deferred Payment within 10 Business Days of the Buyer receiving notice under clause 4.7(c). If the Sellers’ Representative and the Buyer cannot agree on the Imputed FY14 EBITDA and the Deferred Payment within that period, the Buyer or the Sellers’ Representative may direct the Expert to prepare a report in accordance with clause 21.
4.9 Adjustment to the Purchase Price

(a)	Subject to clause 4.4, if the determination of the Deferred Payment results in:

(i)	a positive number, the Buyer must pay or procure that the Company pays (as applicable):

(A)
each Seller its Respective Proportion of the Deferred Payment (less the Residual Amount) within 5 Business Days of acceptance by the Sellers’ Representative in accordance with clause 4.7 or determination by the Expert of the Deferred Payment (Deferred Payment Date);

(B)	the New Trustee as trustee of the Open Colleges Australia Option Share Trust, the Interim ESOP Option Termination Amount within 5 Business Days of the Deferred Payment Date;

(C)
pay each Seller its Respective Proportion of the Residual Amount within 5 Business Days of 31 December 2016, subject to satisfaction of the RTO Condition in accordance with the terms of this Agreement and no claim having been made under a Transaction Document by 31 December 2016 where that Transaction Document expressly states that the amount may be set-off against the Residual Amount; or

(ii)	a negative number, then no amount is payable by the Buyer to the Sellers on the Deferred Payment Date.

(b)	If the payment is made under clauses 4.9(a)(i) to a Seller, the payment is to be treated as an increase in the Purchase Price.
4.10 Tax Benefit Payment

(a)	On receipt of any and each Tax Refund by the Company, the parties agree to procure that the Company pays a fully franked dividend on the Buyer Share equal to the amount of the Tax Refund.

(b)
On receipt of the dividend by the Buyer, the Buyer will pay to each of the Sellers (in their Respective Proportions) the amount, if any, equal to in aggregate 50% of the applicable dividend within 5 Business Days of receipt and the Buyer will retain the other aggregate 50% of the applicable dividend.

(c)
To the extent the Company does not have sufficient franking credits, the amount payable to the Sellers under this clause will be adjusted to reflect 100% of any Tax payable on the dividend received from the Company by the Buyer.

(d)
The Sellers and the Buyer shall be permitted to jointly prepare an application in the name of the Company for a binding private ruling to the ATO in relation to the cancellation of the ESOP Options as contemplated by this Agreement provided the cost of such applications will be shared equally by the Sellers and the Buyer.

4.11 Manner of payment
All payments of any nature to the Sellers under this Agreement must be made:

(a)
unless otherwise specified in this Agreement (including in clauses 4.2(b) and 4.9(a)), to the Sellers according to the Respective Proportions of each Seller, or to the person or persons and in the manner that the Sellers directs in writing not less than 5 Business Days before the due date for payment; and

(b)
with respect to payments in cash, by Real Time Gross Settlement (RTGS) system electronic transfer to an account or accounts nominated by each Seller (if available between the United State of America and Australia) and otherwise in Immediately Available Funds.

5. Conduct pending Completion
5.1 Conduct of Business
Except as otherwise provided in clause 5.2 or elsewhere under this Agreement, the Sellers must ensure that from the Effective Time until Completion, each Group Company:

(a)	manages and conducts the Business in the ordinary course of the Business as carried on by the relevant Group Company immediately prior to the Agreement Date;

(b)	uses reasonable endeavours to maintain relationships with its employees, customers, landlords, suppliers and with Government Agencies in place immediately prior to the Agreement Date;

(c)	uses reasonable endeavours to preserve the Goodwill existing as of the Effective Date;

(d)	promptly notifies the Buyer of the occurrence of any Material Adverse Change;

(e)	maintains sufficient working capital to support the ongoing operation of the Business;

(f)	maintains the insurance policies and level of cover as in place immediately prior to the Agreement Date;

(g)	does not, except the purchase and sale of Inventory in the ordinary course of Business, unless required or contemplated by this Agreement, or unless the Buyer consents in writing:

(i)
enter into any material contract or commitment requiring it to pay more than $250,000 or more than $250,000 per annum for more than 1 year or terminate or alter any term of any such contract or commitment;

(ii)	incur any Liabilities of $250,000 or more;

(iii)
acquire, dispose of, agree to acquire or dispose of, Encumber or grant an option over any of that Group Company’s assets or any interest in those assets where the aggregate value of the asset or assets in question exceeds $250,000;

(iv)
engage any new employee, terminate the employment of any Employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any Employee, or offer to do any of those things;

(v)	provide any guarantee or any other security to any Third Party;

(vi)	create or permit any Encumbrance to be given or created over any of the Group’s assets or undertakings or part thereof;

(vii)	borrow money, increase the amount of existing borrowings or draw on any credit lines other than $250,000 in aggregate under existing credit facilities with NAB;

(viii)
issue, agree to issue or grant any option to issue any equity or loan securities or similar instruments or any security convertible into any such securities including subscription, warrants or “phantom” stock rights;

(ix)	effect a buy back of its shares or make a capital reduction, or make any other distribution of its assets or profits;

(x)	declare or pay any dividend or make any distributions to the Sellers;

(xi)	alter or agree to alter its constitution;

(xii)	settle any Claim, action or proceeding for an amount exceeding $250,000;

(xiii)	make any changes in the accounting methods, principles or practices used by it in the Accounts;

(xiv)	fail to settle in accordance with the payment procedures and time scales normally observed by that Group Company, any material debts incurred in the ordinary course of trading;

(xv)	terminate or vary any material Contract to which a Group Company is party;

(xvi)	renew, amend or terminate any material Contract or any Property Lease;

(xvii)	make any changes to election in respect of Taxes or amend any Tax Returns;

(xviii)	effect any consolidation or restructure of the Group;

(xix)	breach any Law or breach or amend any Authorisation;

(xx)
enter into any agreement or make any payments to any Seller or its Affiliates other than wages, salaries and superannuation paid in accordance with any employment arrangements in place between a Group Company and a Seller (or a Group Company and an Affiliate or Related Entity of a Seller) at the Agreement Date; or

(xxi)	pass any special or ordinary resolution.

(h)	The Buyer must not unreasonably withhold or delay its consent to any matter referred to in clause 5.1(g).
5.2 Permitted acts
Before Completion, the Sellers and any Group Company may do, or omit to do, any of the following:

(a)	anything to reasonably and prudently respond to an existing or pending emergency or disaster;

(b)	anything which is necessary to meet its legal or contractual obligations;

(c)	anything required by this Agreement; and

(d)
anything reasonably required to be done in the ordinary course of the Business as carried on immediately prior to the Agreement Date and in accordance with the Business Plan (which for the avoidance of doubt shall not excuse any action in contravention of clauses 5.1(g)(viii) to 5.1(g)(xiii) inclusive, 5.1(g)(xviii) or 5.1(g)(xxi)).

5.3 Required acts

(a)
On or before Completion, the Sellers, at their own cost, must do (or must procure, as applicable) each of the acts, matters or things set out in Schedule 10, in each case in such form, substance and manner approved in writing by the Buyer, acting reasonably.

(b)	The Buyer may in its sole discretion waive the Sellers’ obligation to do one or more of the acts, matters or things set out in Schedule 10.
5.4 Access to Business and Records

(a)
The Sellers must allow the Buyer, its employees, agents and representatives reasonable access to the Records (on reasonable notice during business hours at times and on conditions agreed between the Sellers’ Representative and the Buyer) before Completion to enable the Buyer to:

(i)	become familiar with the Business and the affairs of the Group; and

(ii)	investigate the accuracy of the Sellers’ Warranties.

(b)
The Buyer must ensure that any access under clause 5.4(a) is exercised and conducted in a manner to avoid unreasonable interruption to the conduct of the Business and the activities and operations of the Group and their employees.

5.5 Material changes
Until Completion, the Sellers must ensure that the Buyer is informed of, and consulted about, any matter which materially affects the Group or the Business.
6. Completion
6.1 Time and place for Completion
Completion must occur on the date determined under clause 2.2 at:

(a)	the offices of K&L Gates, Level 31, 1 O’Connell Street, Sydney NSW 2000 at 2pm; or

(b)	any other place or time agreed in writing between the Sellers’ Representative and the Buyer.
6.2 Sellers’ obligations at Completion
On or before Completion the Sellers must:

(a)	deliver or cause to be delivered to the Buyer:

(i)	a duly executed transfer of the Sale Shares in favour of the Buyer in registrable form;

(ii)
original share certificates (or if the original share certificates have been lost or destroyed: a statutory declaration as to the loss or accidental destruction of such certificates and original replacement share certificates issued by the Company) in respect of all of the Sale Shares;

(iii)
original share certificates relating to the issued shares in each Group Company other than the Company (or if the original share certificates have been lost or destroyed: a statutory declaration as to the loss or accidental destruction of such certificates and original replacement share certificates issued by each relevant Group Company);

(iv)
duly executed written instruments irrevocably waiving in favour of the Buyer all pre-emptive and similar rights (if any) which any person other than the Sellers have in respect of any of the Sale Shares;

(v)	copies of any consents, waivers or documents necessary to evidence to the Buyer’s satisfaction that each of the Conditions has been and remains fulfilled or waived under clause 3.3;

(vi)
duly executed releases and discharges of all Encumbrances and any other Third Party interest registered against each Seller’s Shares, including any necessary financing statement discharge forms, each being in form and substance reasonably acceptable to the Buyer;

(vii)
the constitution, certificate of incorporation or registration (including any certificate of incorporation or registration on change of name), common seal (if any), all statutory registers, minute books and other records of directors’ and shareholders’ meetings of each Group Company;

(viii)	the ASIC corporate key for each Group Company;

(ix)
to the extent that they are in the possession or control of the Sellers or any Group Company, all cheque books, financial and accounting books and Records, copies of Taxation returns lodged and assessments issued under the Tax Act, fringe benefits tax returns, business activity statements, land tax assessments, mortgages, leases, agreements, insurance policies, title documents, licences, certificates and all other Records;

(x)	a duly completed authority for the alteration of the signatories of every bank account of each Group Company in the manner required by the Buyer;

(xi)	to the extent that they are in the possession or control of the Sellers or any Group Company, all Authorisations issued to any Group Company under any Law relating to its business activities;

(xii)	written evidence that each of the acts, matters or things set out in Schedule 10 have been completed, in each case in a form, substance and manner approved in writing by the Buyer, acting reasonably;

(xiii)
original reliance letters duly executed by Deloitte Touche Tohmatsu in respect of the Project Praxis final draft vendor due diligence report dated 18 October 2013, which do not include the Buyer or the Guarantor as a party and K&L Gates LLP in respect of the vendor legal due diligence report in relation to the Group dated 24 October 2013;

(xiv)	three duplicate copies of the Escrow Deed duly executed by the Sellers; and

(xv)	two duplicate copies of each Deed of Variation duly executed by the Company and each of Kevin Lynch, Kim Wright and Philip Kilic separately;

(xvi)	three duplicate copies of each ESOP Option Cancellation Deed duly executed by the Company, the New Trustee and each of the ESOP Unitholders separately; and

(xvii)	two duplicate copies of each ESOP Option Call Deed duly executed by each of the ESOP Unitholders separately.

(b)	cause circulating resolutions of the directors of each Group Company to be passed in which:

(i)	the registration of the transfer to the Buyer of the Sale Shares is, subject to payment of any Stamp Duty on them, approved;

(ii)	the persons nominated in writing for that purpose by the Buyer and who have consented to so act, are appointed as directors, secretary and public officer of that Group Company; and

(iii)
unless otherwise directed by the Buyer, the existing directors, alternate directors, secretary and public officer of each Group Company resign in writing from their respective offices with effect from Completion (without any payment as compensation for loss of office or otherwise acknowledging that he or she has no Claim or basis for a Claim against the Group); and

(iv)	with effect from Completion, the registered office of each Group Company is changed to the address requested by the Buyer;

(c)
if required by the Buyer and notified by the Buyer to the Sellers at least 2 Business Days before Completion, and subject to any consent required from ASIC (which, if required, must be sought by the Sellers before Completion), cause the resignation of the auditors of each Group Company with effect from Completion with a written acknowledgment from the auditors confirming that they have no outstanding Claims of any nature against any Group Company;

(d)	ensure that all matters or actions necessary to give effect to the resolutions of each Group Company passed in accordance with clause 6.2(b) are done or taken; and

(e)
do all other acts and execute all other documents (in form and substance agreed by the parties, acting reasonably) that this Agreement requires the Sellers to do or execute at Completion to effect the transfer of the Sale Shares to the Buyer.

6.3 Buyer’s obligations at Completion
At Completion the Buyer must:

(a)	pay the Completion Payment to the Sellers in accordance with clauses 4.1 and 4.2(a);

(b)	deliver three duplicate copies of the Escrow Deed duly executed by the Buyer and the Buyer’s Lawyers;

(c)	deliver two duplicate copies of each ESOP Option Call Deed duly executed by the Buyer;

(d)	cause sufficient instruments of consent to be available to allow each Group Company to pass the resolutions required by clause 6.2(b)(ii); and

(e)	do all other acts and execute all other documents (in form and substance agreed by the parties, acting reasonably) that this Agreement requires the Buyer to do or execute at Completion.
6.4 Interdependency

The obligations of the Buyer and the Sellers under this clause 6 are interdependent. Completion is conditional on, and will not be taken to have occurred until, both the Buyer and the Sellers have complied with all of their respective obligations under this clause 6.
6.5 Buyer’s notice to complete
If the Sellers, or any one of them, fail to fully comply with their obligations under this clause 6 on the Completion Date and the Buyer is ready, willing and able to perform its obligations, then the Buyer need not perform its obligations at Completion and may give the Sellers’ Representative written notice setting a new date for Completion (which must be a time on the Business Day that is 2 Business Days after the date then scheduled for Completion).
6.6 Sellers’ notice to complete
If the Buyer fails to fully comply with its obligations under this clause 6 on the Completion Date and the Sellers are ready, willing and able to perform their obligations, then the Sellers need not perform their obligations at Completion and the Sellers’ Representative may give the Buyer written notice setting a new date for Completion (which must be a time on the Business Day that is 2 Business Days after the date then scheduled for Completion).
6.7 Failure to complete

(a)
If any of the Buyer or the Sellers do not perform their obligations on the new date scheduled for Completion pursuant to clauses 6.5 or 6.6, the party that gave the notice under clause 6.5 or 6.6 may terminate this Agreement and each of the Sellers and the Buyer must promptly:

(i)	return to the other all documents delivered to it under this clause 6;

(ii)	repay to the other all payments received by it under this clause 6; and

(iii)	do everything reasonably required by the other to reverse any action taken under this clause 6, without prejudice to any other rights any party may have in respect of that failure.
7. Action after Completion
7.1 Access to Records after Completion

(a)
The Sellers may retain after Completion copies of any Records necessary for the Sellers to comply with any applicable Law (including Tax Law) and to prepare Tax and other returns required of the Sellers by Law.

(b)	The Buyer must ensure that each Group Company retains all Records required to be retained by Law existing at Completion for the period that they are required to be retained by Law after Completion.

(c)
Without limiting clause 7.1(a), the Buyer must ensure that the Sellers are promptly afforded reasonable access, at the Sellers’ cost, to the Records referred to in clause 7.1(b) on reasonable request by the Sellers for the purpose of enabling the Sellers to do all or any of the following:

(i)	comply with any applicable Law (including a Tax Law);

(ii)	prepare any financial statement or Tax Return; and

(iii)	defend or deal with any Claim against the Sellers.
7.2 ESOP

(a)
The parties agree to leave in place the ESOP subject to the arrangements as outlined in Schedule 1 and replacement of the current ESOP Option Trustee with the New Trustee in accordance with the terms of the ESOP Option Trust Deed.

(b)
The shareholder of the New Trustee will be LGL Capital Pty Ltd until the Final ESOP Option Termination Date. The directors of the New Trustee will be Mark Rohald, Anthony Bohm and Robert Gavshon. The Buyer’s prior written consent must be obtained before any change of shareholding or directorship occurs with respect to the New Trustee.

(c)
The parties agree that no additional ESOP Options will be issued under the ESOP. The New Trustee acknowledges and agrees that no additional person (other than the ESOP Unitholders) will be entitled to any benefit under the ESOP except for the Sellers, unless the Buyer has given its prior written consent.

(d)	The Buyer must procure that the Company make payments to the New Trustee to cancel any outstanding ESOP Options subject to the terms of this Agreement.

(e)
The New Trustee and the Sellers will ensure that no ESOP Options are exercised prior to the date that is 2 months after the Final ESOP Option Termination Date. The Sellers must procure that the New Trustee does not resign as trustee of the Open Colleges Australia Option Share Trust without the prior written consent of the Buyer.

7.3 Business Plan
Within 90 days after Completion, the Sellers must update the Business Plan to incorporate a monthly breakdown of the budget for the period between 1 July 2016 to 31 December 2016 provided such update is consistent with the aggregate numbers for such period.
8. Obligations until registration of transfer
8.1 Buyer’s obligation to register
The Buyer must ensure that registration of the transfer of the Sale Shares to the Buyer takes place as soon as possible after Completion.
8.2 Sellers’ obligations
After Completion and until the Sale Shares are registered in the name of the Buyer, the Sellers must convene and attend meetings of the Company, vote at those meetings and take all other action as registered holder of the Shares as the Buyer may reasonably require from time to time by notice to the Sellers.
8.3 Indemnity from Buyer
The Buyer indemnifies the Sellers from all Claims and Liability arising from any action taken by the Sellers in complying with any direction of the Buyer under clause 8.2.
8.4 Power of attorney

(a)	The Sellers appoint the Buyer to be the Sellers’ attorney for the purposes set out in this clause 8 from Completion until the Shares are registered in the Buyer’s name.

(b)	The Buyer may do in the name of the Sellers and on the Sellers’ behalf everything necessary or expedient, and in compliance with the Law, to:

(i)	transfer the Sale Shares to the Buyer;

(ii)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the Sale Shares;

(iii)	receive any dividend or other entitlement paid or credited to the Sellers on or after Completion in respect of the Sale Shares; and

(iv)	do any other act or thing in respect of the Sale Shares or the Company.

(c)
All acts and things done by the Buyer in exercising powers under this power of attorney will be as valid as if they had been done by the Sellers and the Sellers must ratify and confirm whatever the Buyer does in exercising powers under this power of attorney.

(d)
The Sellers acknowledge and agree that this power of attorney in favour of the Buyer is given for valuable consideration and is irrevocable until the Sale Shares are registered in the name of the Buyer.

(e)	On registration of the Sale Shares in the Buyer’s name, the powers conferred on the Buyer under this clause 8.4 immediately cease.
8.5 Indemnity from Buyer
The Buyer indemnifies the Sellers from all Claims and Liability arising from any action taken by the Buyer in exercise of the power of attorney in clause 8.4.
9. Tax matters
9.1 Completion of Tax Returns and calculations

(a)
The Sellers must at their own cost and expense have the sole conduct and control of the preparation and filing of all Tax Returns of the Group Companies for income years ending before Completion. The Sellers must ensure that the pre-Completion Tax Returns are filed on or before their due date.

(b)
The Sellers must prepare such pre-Completion Tax Returns in a manner that is consistent with historical Tax Returns for the Group and must not make any Tax elections or choices (whether explicit or implicit by the manner in which the pre-

Completion Tax Returns are prepared) in respect of those pre-Completion Tax Returns. The Buyer’s prior written approval is required before any such Tax elections or choices can be made by the Seller.

(c)
The Buyer must at its own cost and expense have the sole conduct and control of the preparation and filing of all Tax Returns of the Group Members for income years commencing before but ending after Completion.

10. Sellers’ Warranties
10.1 Warranties

(a)
The Sellers represent and warrant to the Buyer that, subject to the limitations in this clause 10, each of the Sellers’ Warranties is true and accurate, and not misleading or deceptive (whether by omission or otherwise), at the Agreement Date and, except as expressly stated, will be true, accurate and not misleading or deceptive (whether by omission or otherwise) at Completion.

(b)
Each Seller acknowledges that it has given the Sellers’ Warranties to the Buyer with the intention of inducing the Buyer to enter into this Agreement and the Buyer has entered into this Agreement on the basis of and in reliance on, the Sellers’ Warranties.

10.2 Disclosure Material
The Buyer acknowledges that, where applicable, the Sellers’ Warranties (other than the Title and Capacity Warranties) are qualified by all information fairly disclosed in the Disclosure Material.
10.3 Awareness
Where a Sellers’ Warranty is given “to the best of the Sellers’ knowledge”, or “so far as the Sellers are aware”, or with similar qualification as to the Sellers’ awareness or knowledge, the Sellers will be deemed to know or be aware of a particular fact, matter or circumstance if any of:

(a)	the following individuals: or

Name	Position in the Company	Relevant Warranties
Mark Rohald	Joint CEO	All
Anthony Bohm	Joint CEO	All
Greg Fordred	CFO / GM, Finance & Corporate Services	All
Philip Kilic	GM, Student Recruitment	15, 17, 18, 19, 20
Kim Wright	GM, Student Services & Systems	15, 16, 17, 18, 19, 20
Kevin Lynch	GM, Marketing & Communications	15, 16, 17,18, 19, 20
Simon Hitchick	GM, Education & Training	15, 17, 18, 19, 20
Michael Allara	GM, Course Development (Acting)	15, 17, 18, 19, 20
Sam Linz	Non-Executive Director	All
Robert Gavshon	Non-Executive Director	All

(b)	is actually aware of or should have been aware of after due and proper enquiry, that fact, matter or circumstance on the date that the Sellers’ Warranty is given.
10.4 Separate warranties
Each of the Sellers’ Warranties is a separate warranty and is not limited or restricted by any other warranty, except if that limit or restriction is clearly stated in the relevant Sellers’ Warranty.
10.5 Buyer’s acknowledgments
The Buyer acknowledges and agrees that:

(a)
no Seller has made any representation or warranty in connection with this Agreement (including a representation or warranty about the financial or other prospects of the Group) other than the Sellers’ Warranties, and that no such representation or warranty has been made on any Warrantor’s behalf;

(b)	it has reviewed the Disclosure Material, has asked questions of the Sellers regarding the Disclosure Material and has received responses to those queries;

(c)	it has received independent professional advice in relation to the purchase of the Sale Shares and this Agreement (including legal, commercial, accounting, tax and financial advice);

(d)	in entering into this Agreement and proceeding to Completion, the Buyer has relied only on the Sellers’ Warranties and no other representation or warranty; and

(e)
to the maximum extent permitted by Law, all terms, conditions, undertakings, inducements, warranties or representations, whether express or implied, statutory or otherwise, not expressly set out in this Agreement and which relate to this Agreement or a matter the subject of a Sellers’ Warranty, are excluded.

11. Claiming under the Sellers’ Warranties
11.1 Notice of Warranty Claims
If the Buyer becomes aware of any matter that may give rise to a Warranty Claim, then subject to clause 13, the Buyer must notify the Sellers’ Representative of the Warranty Claim in writing as soon as practicable after the Buyer becomes aware of the matter and provide the Sellers with reasonable details of the matter to the extent available.
11.2 Sellers to consider Warranty Claims
The Sellers must notify the Buyer within 10 Business Days after receipt of a notice from the Buyer, indicating whether it admits or denies the relevant Claim (in whole or in part).
11.3 Limits on types of Warranty Claims
Without limiting the operation of clause 13 and to the maximum extent permitted by Law, the Buyer cannot make a Warranty Claim or Tax Indemnity Claim to the extent that:

(a)	the matter giving rise to the Warranty Claim or the Tax Indemnity Claim is fairly disclosed in the Disclosure Material (excluding any Claim in relation to a Title and Capacity Warranty);

(b)	a full provision, reserve or accrual has been made in the Accounts in connection with the matter giving rise to the Warranty Claim or the Tax Indemnity Claim;

(c)
the Warranty Claim or the Tax Indemnity Claim results from, or the amount of the Warranty Claim or the Tax Indemnity Claim is increased because of a change in the Law taking effect on or after the Completion Date;

(d)	the Warranty Claim or Tax Indemnity Claim results from any change in Accounting Standards on or after the Completion Date; or

(e)	the Warranty Claim or the Tax Indemnity Claim is for indirect or consequential loss or damage, except to the extent such Claim relates to any such loss awarded to a Third Party.
11.4 Time limits for Warranty Claims
The Buyer cannot make a Warranty Claim or the Tax Indemnity Claim unless it notifies the Sellers of the Warranty Claim or the Tax Indemnity Claim in writing:

(a)
in the case of a Tax Warranty Claim, Tax Indemnity Claim, a Claim under a Title and Capacity Warranty, or the indemnity under clause 11.7 (but only to the extent it relates to the Title and Capacity Warranties and Tax Warranties) on or before the expiration of 7 years after Completion; or

(b)	in the case of any other Warranty Claim, on or before the expiration of 24 months after Completion.
11.5 Small Warranty Claims

(a)
The Buyer cannot make a Warranty Claim or the Tax Indemnity Claim unless the value of that Warranty Claim (including any one of a series of Warranty Claims arising from the same event or circumstance) is more than $100,000 (Minimum Single Claim Amount), and then and only then the Buyer may then claim the full amount of that Warranty Claim and any Tax Indemnity Claim and not just the excess above the Minimum Single Claim Amount.

(b)
Subject to clause 11.5(a), the Buyer cannot make a Warranty Claim or the Tax Indemnity Claim against the Sellers unless the aggregate of all of the Buyer’s Claims is more than $2,000,000 (Minimum Aggregate Claim Amount), and then and only then the Buyer may then claim the amount by which the Buyer’s Warranty Claims and any Tax Indemnity Claims are in the excess of the Minimum Aggregate Claim Amount.

(c)	The limitations in clauses 11.5(a) and 11.5(b) do not apply to a Warranty Claim for breach of Title and Capacity Warranties.
11.6 Maximum amount the Buyer may recover
Subject to clause 13:

(a)
the maximum total amount that the Buyer may recover for any Warranty Claims or any Tax Indemnity Claims (other than a Claim under a Title and Capacity Warranty) whether by way of damages or otherwise must not exceed $20,000,000 in aggregate; and

(b)
the maximum total amount that the Buyer may recover from any individual Seller for any Claims under a Title and Capacity Warranty (whether by way of damages or otherwise) must not exceed the aggregate of that Seller’s Respective Proportion of :

vi.	$110,250,000, plus

vii.	the Deferred Payment (to the extent paid or set-off in accordance with any Transaction Document), plus

viii.	the Interim ESOP Option Termination Amount (to the extent paid or set-off in accordance with any Transaction Document), plus

ix.	the Tax Benefit Payment (to the extent paid or set-off in accordance with any Transaction Document).
11.7 Indemnity
Subject to clause 11.6, the Sellers indemnify each Buyer Group Member (including the Group Companies) (Indemnified Persons) as a continuing indemnity against any Liability suffered or incurred by an Indemnified Person (and any associated costs, charges or expenses) as a result of any breach of any Sellers’ Warranty.
11.8 Disclosures
In the period from the Agreement Date until Completion:

(a)	the Sellers must as soon as reasonably practicable disclose to the Buyer; and

(b)	the Buyer must as soon as reasonably practicable disclose to the Sellers,

(c)
in writing any fact, matter or circumstance of which it becomes aware and which in its opinion would result or would be likely to result in any Sellers’ Warranty not being true, complete or accurate. Notwithstanding the Buyer’s rights under clause 3.4, the Sellers must before Completion remedy (if capable of remedy) the relevant fact, matter or circumstance or pay reasonable compensation to the Buyer.

11.9 Tax effect
If any payment by the Sellers in connection with a Warranty Claim, a Tax Indemnity Claim or a Claim under the indemnity contained in clause 11.7:

(a)
would require the Buyer, the head company of any Consolidated Group that the Group Companies join after Completion or any Group Company to pay Tax (including, for the avoidance of doubt, any amount calculated under Parts 3-1 to 3-3 of the Tax Act) on, or as a result of, the amount received by the Buyer; or

(b)	is subject to any deduction or withholding including for or on account of any Tax,

the Sellers must pay on demand to the Buyer an additional amount so that the Buyer receives free and clear of any Tax the full amount the Buyer would have received if no such deduction, withholding or payment of Tax had been required.
11.10 Mitigation
The Buyer must take reasonable action to mitigate any loss, Liability, costs or other damage suffered as a result of a breach of a Sellers’ Warranty, a Tax Indemnity Claim or a Claim under the indemnity contained in clause 11.7.
12. Tax Indemnity
12.1 Tax indemnity
The Sellers must indemnify and keep indemnified the Buyer, the head company of any Consolidated Group that the Group Companies join after Completion and each Group Company (Indemnified Entities) for the Tax Claim Amount in respect of any Tax Claim, to the extent that it:

(a)	relates to any period that ends on or before the Completion Date; or

(b)	arises as a result of or in respect of, or by reference to, any event, act or failure to act that occurs, or is deemed to occur, on or before or because of Completion.
12.2 Notice of Tax Claim
The Buyer must:

(a)	give the Sellers a copy of any relevant assessment or notice of a Tax Claim (Tax Notice) within 10 Business Days after the earlier of:

(i)	the day the Tax Notice is received; or

(ii)	the day on which the obligation to pay the Tax created or evidenced by the Tax Notice arises; and

(b)	within 10 Business Days of becoming aware of a matter that may lead to the making or issue of a relevant Tax Notice give details of that matter to the Sellers.
12.3 Reduction in Purchase Price
To the maximum extent permitted by Law, any amount paid by the Sellers to the Buyer under clause 11 or 12 operates as a decrease in the Purchase Price.
13. Warranty and Indemnity Insurance Policy
13.1 Warranty and Indemnity Insurance Policy

(a)
Where the Buyer fails to effect or maintain the Warranty and Indemnity Insurance Policy, the Sellers’ Warranties (excluding the Title and Capacity Warranties) and the Tax Indemnity will be null and void and will have no force or effect whatsoever, on and from the Agreement Date.

(b)	The Warranty and Indemnity Insurance Policy must be:

(i)	provided by AIG Australia Limited;

(ii)	in the name of the Buyer;

(iii)	in respect of Warranty Claims, the Tax Indemnity and the indemnity under clause 11.7; and

(iv)	obtained at the Buyer’s cost.

(c)	The Buyer must ensure the Warranty and Indemnity Insurance Policy contains terms to the following effect:

(i)	an acknowledgement by the Insurer that it underwrites the Warranty and Indemnity Insurance Policy on the basis of, and despite, the limitations of liability contained in this clause 13;

(ii)
a waiver of the Insurer’s rights of subrogation, contribution and rights acquired by assignment against each of the Sellers (except in respect of a particular loss if the loss arose in whole or part out of the fraud of any Seller in which case the Insurer is only entitled to subrogate against such Seller (and, in each case, not any other Seller) and only to the extent of the rights of recovery relating directly to the fraud of such Seller (and then only to the extent of the payment received by the Insured)).

(d)	The Buyer acknowledges there is no excess or any other amount payable by any Seller under the Warranty and Indemnity Insurance Policy.

(e)	The Buyer must not:

(i)	agree to any amendment, variation or waiver of the Warranty and Indemnity Insurance Policy (or do anything which has a similar effect) without the express prior written consent of the Sellers; or

(ii)	novate, or otherwise assign its rights under, the Warranty and Indemnity Insurance Policy (except to an Affiliate of the Buyer).

(f)	Clause 13.2 is not in any way limited, affected or otherwise prejudiced by:

(i)	any purchase of, or failure to obtain or maintain, any warranty and indemnity insurance by the Buyer, including the Warranty and Indemnity Insurance Policy; and

(ii)	the inability of the Buyer to pursue or obtain any remedy under any insurance policy, including the Warranty and Indemnity Policy, for any reason.
13.2 Release by Buyer

(a)	Subject to clause 13.2(b), the Buyer:

(i)
agrees to the extent permitted by Law, that no Seller has, and will not at any time, have any liability (whether under this Agreement, at common law or in equity) in respect of the Sellers’ Warranties, the Tax Indemnity and the indemnity under clause 11.7;

(ii)	irrevocably releases each of the Sellers from any Tax Indemnity Claim and all Warranty Claims;

(iii)	agrees not to commence or maintain any Tax Indemnity Claim or Warranty Claim against the Sellers;

(iv)	agrees its sole recourse in respect of any Tax Indemnity Claim or Warranty Claim, is against the insurer under the Warranty and Indemnity Insurance Policy;

(v)	agrees the Sellers may plead this clause as a bar to any Tax Indemnity Claim or Warranty Claim brought by the Buyer; and

(vi)	agrees to ensure that any of its Affiliates does not commence or maintain any Tax Indemnity Claim or Warranty Claim against the Sellers.

(b)	The release and other provisions in clause 13 do not apply:

(i)	in respect of a Warranty Claim(s) or a Tax Indemnity Claim to the extent arising out of the fraud of one or more Sellers to the extent the claim arose out of the fraud of such Seller;

(ii)	to a Warranty Claim for a breach of a Title and Capacity Warranty;

(iii)
to any Warranty Claim or Tax Indemnity Claim that relates to any act, matter or thing that occurred during the period after the Agreement Date and before Completion that is within the actual knowledge of the Sellers prior to Completion; and

(iv)	to any Claim under clause 23 (Specific Indemnities).

(c)
For the avoidance of doubt, the release and other provisions in clause 13.2 do not operate to prevent the Buyer from making a claim under the Warranty and Indemnity Insurance Policy and notifying the Sellers of this claim provided the Buyer’s claim is made strictly on the basis the Sellers have no liability whatsoever in relation to the Buyer’s claim except:

(i)	if clause 13.2(b)(i) applies – where there is fraud of one or more of the Sellers and the claim arose out of the fraud of such Seller; or

(ii)	in all other cases - as otherwise provided in clause 13.2(b).
13.3 Definition of Seller

(a)	In clauses 13.1 and 13.2(a), a reference to “Seller” includes:

(b)	an Affiliate of that Seller;

(c)	the current and former directors, officers and employees of that Seller;

(d)	the current and former directors, officers and employees of any Affiliate of that Seller.

13.4 Release by Buyer – third parties
The release and other provisions in clause 13.2(a) in favour of persons not a party to this Agreement is intended to be, and is, directly enforceable by each of those persons, and this Agreement operates as a deed poll in favour of those persons.
13.5 Meaning of fraud
In this clause 13, Seller’s fraud means the fraud of a Seller or any of its officers, employees, shareholders or beneficiaries including knowingly and deliberately making a false Sellers’ Warranty.
13.6 Assignment of rights by the Buyer to the Insurer
The Buyer must ensure that any assignment of rights by the Buyer to the Insurer under the Warranty and Indemnity Insurance Policy includes a provision which states that the Insurer is only entitled to exercise the assigned rights against a Seller if the breach that led to the payment under the Warranty and Indemnity Insurance Policy in respect of which the rights have been assigned, arose in whole or part out of that Sellers’ fraud and then the Insurer is only entitled to exercise the assigned rights against such Seller (and in each case, not any other Seller) and only to the extent and in respect of those rights of recovery relating directly to that fraud.
13.7 Inconsistency
If there is conflict or inconsistency between this clause 13 and any other provisions of this Agreement, this clause prevails.
14. Buyer’s Warranties
14.1 Warranties
The Buyer warrants and represents to the Sellers, as an inducement to the Sellers to enter into this Agreement and to sell the Sale Shares that:

(a)
the execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Buyer required to be taken prior to the completion of the transactions contemplated in this Agreement;

(b)	the Buyer has full corporate power and lawful authority to execute and deliver this Agreement and to perform, or cause to be performed, its obligations under this Agreement;

(c)	this Agreement constitutes a legal, valid and binding obligation on the Buyer enforceable in accordance with its terms by appropriate legal remedy;

(d)	none of the following has occurred and is subsisting, or is threatened, in relation to the Buyer:

(i)	an application or order made, proceeding commenced, resolution passed or proposed in a notice of meeting, petition presented, meeting convened or other step taken for:

(A)	the winding up, dissolution, bankruptcy or administration of the Buyer; or

(B)	the Buyer entering into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them;

(ii)	the Buyer:

(A)	being (or being taken to be under applicable legislation) unable to pay its debts as and when they fall due; or

(B)	stopping or suspending, or threatening to stop or suspend, payment of all or a class of its debts; or

(iii)	the appointment of an administrator, receiver, receiver and manager, liquidator, provisional liquidator or similar person to the Buyer or any of its assets; and

(e)
this Agreement does not conflict with or result in the breach of or default under any provision of its constitution or any material term or provision of any agreement, deed, writ, order or injunction, judgment or Law to which it is a party or a subject or by which it is bound.

14.2 Warranties true on Completion
The Buyer warrants and represents to the Sellers that each of the warranties set out in clause 14.1 is true and accurate, and not misleading or deceptive (whether by omission or otherwise), at the Agreement Date and, except as expressly stated, will be true, accurate and not misleading or deceptive (whether by omission or otherwise) at Completion.
15. Assistance in relation to change of Control
15.1 Consent of other persons
If any Key Contract requires the consent (Required Consent) of the relevant lessor, licensor or counterparty (each a Contract Party) as a consequence of the sale or proposed sale of the Shares to the Buyer, then:

(a)
the Sellers and the Buyer must each use their reasonable endeavours to obtain the Required Consent before Completion (provided that if the Required Consent is a Condition to Completion, then it must be obtained before Completion);

(b)	the Buyer must, and must cause the relevant Group Company to, accept any terms imposed by the Contract Party that are:

(i)	reasonably required; and

(ii)	not materially more onerous for the Buyer or the relevant Group Company than those applying to the Sellers or the relevant Group Company at the Agreement Date;

(c)	the Seller must pay the costs of any Contract Party incurred in providing the Required Consent; and

(d)	subject to clause 3, the Buyer must not delay or fail to complete the purchase of the Sale Shares if a Required Consent has not been obtained on or before Completion.
15.2 Where consents not obtained
If a Required Consent has not been obtained on or before Completion in respect of a contract or other commitment referred to in clause 15.1 (Relevant Contract), then from the Completion Date until the Required Consent is obtained, and to the fullest extent permitted by the terms of the Relevant Contract:

(a)	the Sellers and the Buyer must each continue to use their reasonable endeavours to obtain the Required Consent as soon as possible;

(b)
in respect of the period from Completion until the Required Consent is obtained, the Buyer must procure that the obligations of the relevant Group Company under the Relevant Contract are observed and performed.

15.3 Third party costs
Nothing in this clause 15 requires the Buyer to pay or incur any costs or expenses of any Third Party, including a Contract Party.
15.4 Disclosure of Confidential Information

(a)
A Receiving Party may disclose Confidential Information to any Contract Party but only for the purpose of securing, and only to the extent necessary to secure, the Required Consent of that Contract Party or otherwise to comply with the Sellers’ or any Group Company’s obligations to the Contract Party.

(b)
The provisions of clause 18 apply to any disclosure of Confidential Information under clause 15.4(a) as if the Contract Party were a Recipient (as defined in clause 18.3), except that the parties are not obliged to comply with clause 18.3(c) in relation to that disclosure.

16. Interest on overdue payments
16.1 Payment of default interest
If a party fails to pay on the due date any amount that the party is obliged to pay under this Agreement, the party must pay interest on that amount. The interest:

(a)	must be paid on written demand given to that party by the party to whom the amount is payable;

(b)	is calculated from and including the day on which it falls due to but excluding the day on which it is paid in full, at the rate referred to in clause 16.1(c); and

(c)	accrues each day at the Prescribed Rate.
16.2 Other rights not affected
A party’s right to require payment of interest under clause 16.1 does not affect any other rights or remedies it may have in respect of a failure to pay an amount due under this Agreement.

17. Public announcements
17.1 Making announcements
A party must not make, or authorise or cause to be made, any public announcement relating to the negotiations between the parties or the subject matter of this Agreement unless:

(a)	it has the prior written consent of each other party (or in the case of the Buyer, the prior written consent of the Sellers’ Representative); or

(b)	it is required to do so by Law or by the rules of any Financial Market or Governmental Agency to which a party, or an Affiliate of a party, is subject, or to protect or pursue a legal right.
17.2 Requirements
If a party is required to make a public announcement under clause 17.1(b), it must before doing so, to the extent practicable and as soon as reasonably possible:

(a)	notify each other party of the proposed announcement;

(b)	consult with each other party as to its content; and

(c)	use reasonable endeavours to consider any reasonable request by any other party concerning the proposed announcement.
18. Confidentiality
18.1 Obligations of confidentiality
Subject to clauses 18.2, 18.3 and 15.4, the Receiving Party must:

(a)
keep the Confidential Information confidential and not directly or indirectly disclose, divulge or communicate any Confidential Information to, or otherwise place any Confidential Information at the disposal of, any other person without the prior written approval of the Disclosing Party;

(b)	take all reasonable steps to secure and keep secure all Confidential Information coming into its possession or control;

(c)
not memorise, use, modify, reverse engineer or make copies, notes or records of the Confidential Information for any purpose other than in connection with the performance by the Receiving Party of its obligations under this Agreement; and

(d)
take all reasonable steps to ensure that any person to whom the Receiving Party is permitted to disclose Confidential Information under clause 18.3 complies at all times with the terms of this clause 18 as if that person were a Receiving Party.

18.2 Exceptions
The obligations of confidentiality under clause 18.1 do not apply to:

(a)	any Confidential Information that:

(i)	is disclosed to the Receiving Party by a Third Party entitled to do so, whether before or after the Agreement Date;

(ii)	was already lawfully in the Receiving Party’s possession when it was given to the Receiving Party and was not otherwise acquired from the Disclosing Party directly or indirectly; or

(iii)	is generally available to the public at the Agreement Date or subsequently becomes so available other than by reason of a breach of this Agreement; or

(b)
any disclosure of Confidential Information by the Receiving Party that is required by Law or the rules of any Financial Market to which a party, or an Affiliate of a party, is subject if, to the extent practicable and as soon as reasonably possible, the Receiving Party:

(i)	notifies the Disclosing Party of the proposed disclosure;

(ii)	consults with the Disclosing Party as to its content; and

(iii)	uses reasonable endeavours to comply with any reasonable request by the Disclosing Party concerning the proposed disclosure.
18.3 Authorised disclosure
A Receiving Party may disclose Confidential Information to any Affiliate, employee, agent, contractor, officer, professional adviser, banker, auditor or other consultant of the Receiving Party (each a Recipient) only if the disclosure is made to the Recipient strictly on a “need to know basis” and, before the disclosure:

(a)	the Receiving Party notifies the Recipient of the confidential nature of the Confidential Information to be disclosed;

(b)
the Recipient undertakes to the Receiving Party (for the benefit of the Disclosing Party) to be bound by the obligations in this clause 18 as if the Recipient were a Receiving Party in relation to the Confidential Information to be disclosed to the Recipient; and

(c)
if requested to do so by the Disclosing Party, the Recipient signs an undertaking or deed in a form acceptable to the Disclosing Party (and for the benefit of the Disclosing Party) agreeing to be bound by the obligations in this clause 18 as if it were a Receiving Party in relation to the Confidential Information to be disclosed to the Recipient.

18.4 Return or destruction of Confidential Information
Immediately on the written request of the Disclosing Party or on the termination of this Agreement for any reason, a Receiving Party must:

(a)	cease the use of all Confidential Information of or relating to the Disclosing Party (or any Affiliate of the Disclosing Party);

(b)	deliver to the Disclosing Party all documents and other materials in its possession or control containing, recording or constituting that Confidential Information or, at the option of the Disclosing Party, destroy, and certify to the Disclosing Party that it has destroyed, those documents and materials; and

(c)	for Confidential Information stored electronically, permanently delete that Confidential Information from all electronic media on which it is stored, so that it cannot be restored.

(d)
Notwithstanding the foregoing, a Receiving Party shall be permitted to retain one copy of written Confidential Information solely in the files of its inside counsel or as necessary to comply with its regulatory recordkeeping requirements.

18.5 Liability for breach by Recipient
The Receiving Party is liable for any breach of this clause 18 by a Recipient as if the Recipient were a Receiving Party in relation to the Confidential Information disclosed to the Recipient.
18.6 Post Completion
On and from Completion:

(a)
all Information in the possession or control of the Sellers relating to or in any way connected with the Company will be deemed to be “Confidential Information” of or relating to the Buyer for the purposes of this clause 18 and the Sellers must comply (and must procure that its Affiliates also comply) with the provisions of this clause 18 as if the Sellers were a “Receiving Party” of that Confidential Information; and

(b)	the Buyer may make use of the Confidential Information of or relating to the Company as it sees fit and without restriction under this Agreement.
19. Restrictive covenant
19.1 Restrictions
In consideration of the Buyer agreeing to acquire the Sale Shares and enter into the Options, each of the Restrained Persons must not, and must procure that its Affiliates (other than Privileged Relations) and its Restrained Relations do not, in any capacity including on its own account or as a member, shareholder, unitholder, director, partner, joint venturer, employee, trustee, beneficiary, principal, agent, adviser, contractor, consultant, manager, Associate, representative or financier or in any other way or by any other means:

(a)	during the period specified in clause 19.2 (Restraint Period); and

(b)	in the area specified in clause 19.3 (Restraint Area),
carry on, control, participate in, benefit from, provide finance or services to, be interested in, assist with or otherwise be directly or indirectly involved, engaged, concerned or interested in a business, activity or operation that is the same as, substantially similar to, or competitive with, the Restrained Business or any part of it.
19.2 Restraint Period
The period referred to in clause 19.1 is each of the following periods separately:

(a)	5 years from the Completion Date;

(b)	4 years from the Completion Date;

(c)	3 years from the Completion Date;

(d)	2 years from the Completion Date; and

(e)	12 months from the Completion Date.
19.3 Restraint Area
The area referred to in clause 19.1 is each of the following areas separately:

(a)	Australia;

(b)	the State of Victoria, New South Wales, Western Australia and Queensland;

(c)	the State of Victoria and New South Wales; and

(c)	the State of New South Wales.
19.4 Permitted involvement
Nothing in this clause 19 prevents:

(a)	any of the Restrained Persons, any Affiliate or any Restrained Relations of a Restrained Person:

(i)	holding less than 5% of the issued shares of a body corporate, or interests in a registered managed investment scheme;

(ii)
acting in a honorary capacity on the governing body of any educational institution (other than any TAFE institute or analogous institution) which does not compete with the business of the Group as conducted at the time of the appointment;

(iii)
being involved in a honorary capacity for any not-for-profit organisation (other than any TAFE institute or analogous institution) which does not compete with the business of the Group as conducted at the time of the appointment;

(iv)	being engaged or employed in a bona fide teaching or research position at an educational institution; or

(v)	being engaged, or involved (in any capacity), in a business providing pre-school, primary or secondary education; or

(b)	the wife of Anthony Bohm from being engaged or employed as a lawyer at an educational institution.
19.5 Independence of restrictions
Each:

(a)	covenant in clause 19.1;

(b)	paragraph of the Restraint Period definition in clause 19.2; and

(c)	paragraph of the Restraint Area definition in clause 19.3,
is a separate and independent covenant of each Restrained Person. They can be combined and each combination is a separate covenant and restriction, although they are cumulative in effect.
19.6 Reasonableness of restraint
Each Restrained Person acknowledges that each of the restrictions imposed by this clause 19:

(a)	is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each party to this Agreement; and

(b)	extends no further, in any respect, than is reasonably necessary and is solely for the protection of the Buyer in respect of the goodwill of the Restrained Business.
19.7 Injunction
Each Restrained Person acknowledges and agrees that monetary damages alone may not be adequate compensation to the Buyer for a breach by any of the Restrained Person of this clause 19 and that the Buyer is entitled to seek injunctive relief from a court of competent jurisdiction if:

(a)	a Restrained Person fails to comply with any obligation under this clause 19 or threatens to do so; or

(b)	the Buyer has reason to believe a Restrained Person will not comply with any obligation under this clause 19.
20. Non-solicitation
20.1 Non-solicitation Restraint
In consideration of the Buyer agreeing to acquire the Sale Shares and enter into the Options each Restrained Person must not, and must procure that its Affiliates (other than Privileged Relations) and its Restrained Relations do not, in any capacity including on its own account or as a member, shareholder, unitholder, director, partner, joint venturer, employee, trustee, beneficiary, principal, agent, adviser, contractor, consultant, manager, Associate, representative or financier or in any other way or by any other means during the Restraint Period and in or into the Restraint Area:

(a)
solicit, canvass, entice, persuade, deal with, approach or accept an approach from any person who is at the Completion Date, or was at any time during the 12 month period ending on the Completion Date, a customer or supplier of the Business or a Group Company, or a partner, sponsor, promoter, agent or other key relationship of any Group Company, with any purpose of, or having the effect of, obtaining the custom or services of that person (or products from that person) in a business that is the same as or similar to the Restrained Business or in competition with the Restrained Business;

(b)	at all times, represent itself as being in any way connected with, interested in or associated with the Restrained Business or the Group (except as a shareholder before Completion) or any business conducted by the Buyer unless agreed otherwise by the Buyer in writing;

(c)
interfere or seek to interfere with the relationship between any Group Company and its licensors, landlords, wholesalers, licensees, manufacturers, customers, distributors, employees, suppliers, partners, sponsors, promoters, agents or other key relationship of any Group Company in the conduct of the Restrained Business;

(d)
solicit, canvass, encourage, approach or accept an approach from, induce or endeavour to do so, or help to induce, any person who is at the Completion Date, or was at any time during the 12 month period ending on the Completion Date, a director, employee, agent, Associate, contractor or advisor of a Group Company (or the Buyer) to leave the office, employment or agency of, or association with, the Group (or the Buyer).

20.2 Reasonableness of non-solicitation restraint
Each Seller acknowledges that each of the restrictions imposed by this clause 20;

(a)	is reasonable in its extent having regard to the interests of each party to this Agreement; and

(b)	extends no further, in any respect, than is reasonably necessary and is solely for the protection of the Buyer in respect of the goodwill of the Restrained Business.
20.3 Injunction
Each Restrained Person acknowledges and agrees that monetary damages alone may not be adequate compensation to the Buyer for a breach by any of the Restrained Persons of this clause 19 and that the Buyer is entitled to seek injunctive relief if:

(a)	a Restrained Person fails to comply with any obligation under this clause 20 or threatens to do so; or

(b)	the Buyer has reason to believe a Restrained Person will not comply with any obligation under this clause 20.
20.4 Warranties
Each Restrained Person represents and warrants that he has full power and authority to enter into this Agreement and that this Agreement constitutes a legally valid and binding obligation of and is enforceable against him in accordance with its terms.
21. Dispute resolution
21.1 Delivering a dispute notice

(a)
If the Sellers and the Buyer have been unable to resolve any dispute arising between them in relation to matters set out in clauses 4.8, 23.1 or 28.4 within 10 Business Days (Dispute), then the Sellers and the Buyer must refer the Dispute to an Expert for determination in accordance with this clause 21.

(b)	For the purposes of this clause, the Expert is a person:

(i)	having appropriate qualifications and experience relevant to determining the Dispute;

(ii)
who is agreed by the parties or, failing agreement within 5 Business Days, is nominated at the request of the Buyer or the Sellers by the President of the Institute of Chartered Accountants (New South Wales); and

(iii)	who does not act, or whose firm does not act, generally for any party.
21.2 Determination by Expert
The Expert:

(a)	will act as an expert and not as an arbitrator;

(b)
if applicable, is to determine the value of each disputed item in accordance with the Accounting Principles as soon as practicable and in any event within 20 Business Days of receipt by the Expert of the disputed calculations, the applicable financial statements and all relevant working papers prepared by the Buyer and, if applicable, the Sellers;

(c)	deliver a report that sets out adjustments (if any) which need to be made to the numbers and calculations giving rise to the Dispute to comply with this Agreement;

(d)
may determine the time, place and procedures (which will be as informal as is consistent with the proper conduct of the matter) for the determination by the Expert, having regard to the nature of the Dispute and the provisions of this Agreement;

(e)	may communicate privately with the parties or with their lawyers;

(f)	may or may not allow the appearance of lawyers on behalf of the parties;

(g)	may accept written submissions from a party in relation to the Dispute, provided a copy of the submission is also given to all other parties;

(h)	may co‑opt other expert assistance;

(i)	must have regard to the fairness and reasonableness of any matters pertaining to the Dispute; and

(j)	must deal with any matter as expeditiously as possible and by no later than 20 Business Days after referral to the Expert.
21.3 Obligations of parties
If an Expert is required to resolve a Dispute:

(a)	the Expert’s determination will, except in the case of manifest error, be final and binding on the parties;

(b)
the parties must attend the sessions with the Expert (which may be held by teleconference or video-conference) and make a determined and genuine effort to resolve the Dispute as soon as reasonably possible;

(c)
without limiting clause 21.3(b), the parties must use their reasonable endeavours to make available to the Expert all information relevant to the Dispute and which the Expert reasonably requires in order to resolve the Dispute;

(d)	everything that occurs before the Expert must be in confidence and in closed session;

(e)
any information or documents disclosed by a party under this clause 21  must be kept confidential and cannot be used (and cannot be called into evidence in any subsequent litigation by any party) except to attempt to resolve the Dispute in circumstances where the parties have consented to such disclosure;

(f)	all discussions must be without prejudice;

(g)	each party must pay its own costs of complying with this clause 21 and the costs of the Expert must be shared half as to the Sellers and half as to the Buyer;

(h)	the parties must continue performing their obligations under this Agreement while the Dispute is being resolved.
21.4 Other proceedings
A party may not commence court proceedings in respect of a Dispute unless it has complied with this clause 21  and until the procedures in this clause 21  have been followed in full, except where:

(a)	the party seeks injunctive relief in relation to a Dispute from an appropriate court where failure to obtain such relief would cause irreparable damage to the party concerned; or

(b)	following those procedures would mean that a limitation period for a cause of action relevant to the issues in dispute will expire.
22. Party as trustee
22.1 Capacity

(a)	AJ & KE Bohm Pty Limited ACN 122 772 749 as trustee of the Bohm Family Trust;

(b)	Deanmist Pty Limited ACN 102 735 437 as trustee of the Mendtron no2 Trust;

(c)	Dufus Pty Ltd ACN 002 611 529 as trustee of the Linz Superannuation Fund; and

(d)	Sarwill Pty Ltd ACN 002 412 795 as trustee of the Gavshon Family Superannuation Fund,
(each a Trustee and collectively, the Trustees) enter into this Agreement in their capacity as trustee of their respective trust (Trust) under the relevant trust deed, declaration of trust, deed of settlement or other instrument (Trust Deed), and whether or not any other party has notice of the Trust. Each Trustee also enters into this Agreement in its personal capacity. It is acknowledged that the New Trustee will replace the ESOP Option Trustee as trustee of the Open Colleges Australia Option Share Trust before Completion and immediately after its appointment, the terms “Trustee”, “Trust” and “Trust Deed” will be deemed to apply to the New Trustee. For the avoidance of doubt, the Sellers Warranties set out in item 2 of

Schedule 4 will apply to the New Trustee immediately after its appointment as trustee of the Open Colleges Australia Option Share Trust.
22.2 Change of Trustee

(a)
No change of trustee of any Trust (including any appointment of an additional trustee) can occur without the prior written consent of the Buyer, which consent must not be unreasonably withheld or delayed.

(b)	Each Trustee must not take, or omit to take, any action that would reduce, remove or otherwise affect its entitlement to a right of indemnity out of the relevant Trust assets.
23. Specific indemnities
23.1 Leakage

(a)	The Sellers must notify the Buyer immediately upon becoming aware that any Leakage has occurred or is likely to occur between the Effective Date and Completion.

(b)
In the event of any Leakage between the Effective Date and the Completion Date the Buyer must deliver to the Sellers a statement describing the Leakage and the Buyer’s calculation of that Leakage. If the Sellers and the Buyer agree on the amount of the Leakage prior to the Completion Date, that amount will be set off against the Completion Payment.

(c)
The Sellers indemnify the Buyer or the Buyer will pay as an addition to the Purchase Price (as applicable), on a dollar-for-dollar basis, if there has been Leakage from the Group in the period commencing on and from the Effective Date and up to and including the Completion Date, to the extent that any such Leakage was not adjusted against the Purchase Price pursuant to any other clause of this Agreement.

(d)
If the Working Capital Amount as at the Effective Time is more than $250,000 below $11,450,706 as a result of an error in the calculation of the Working Capital Amount (including where an amount has been incorrectly included or omitted in calculating the Working Capital Amount) (Error), the Sellers will pay to the Buyer an amount equal to the difference between the Working Capital Amount and $11,450,706 and the Buyer will use such funds to subscribe for 1 Buyer Share in the Company.

(e)
If the Working Capital Amount is more than $250,000 above $11,450,706 as a result of an Error, the Buyer will pay to the Sellers an amount equal to 70% of the difference between the Working Capital Amount and $11,450,706.

23.2 Related Party Liabilities

(a)
On and from the Completion Date, each Seller releases and discharges each Group Company from any and all Liabilities arising from, in relation to, or in any way connected with a Related Party Liability, except for an obligation that is due for performance or a Liability that is payable under this Agreement or any other Transaction Document.

(b)
Each Seller indemnifies the Buyer and each Group Company as a continuing indemnity against any Liability suffered or incurred by the Buyer or any Group Company (and any associated costs, charges or expenses) as a result of any Related Party Liabilities which:

(i)	have arisen before the Completion Date; or

(ii)	arise after the Completion Date in respect of any act, matter or thing that occurred before the Completion Date,

(iii)	to the extent that the relevant Related Party Liability is owed to that Seller or any of its Affiliates.
23.3 Excess Transaction Costs
The Sellers indemnify the Buyer and each Group Company as a continuing indemnity against any Liability suffered or incurred by the Buyer or any Group Company after the Completion Date in relation to any Transaction Costs payable by the Group in excess of the balance of the Sellers’ Loan Accounts as at the Completion Date.
23.4 ESOP
The Sellers indemnify the Buyer and each Group Company as a continuing indemnity against any Liability suffered or incurred by the Buyer or any Group Company after the Agreement Date (not being simply an accounting entry) in relation to the continuation of the ESOP, the replacement of the Option Trustee with the New Trustee, the exercise of any ESOP Options, the cancellation or potential cancellation of the ESOP Options and any other transactions contemplated by this Agreement in connection with the ESOP Options, the ESOP Unitholders, the holders of units in the ESOP Option Trust, the grant of units in the ESOP Trust at or around Completion, the determination of the Initial ESOP Option Termination Amount, Interim ESOP Option Termination Amount and Final ESOP Option Termination Amount, and the allocation of each of the foregoing amounts to the ESOP Option Trust, the ESOP Optionholders or otherwise, the ESOP Option Cancellation Deeds, any breach of the ESOP Plan Rules, offer letters issued thereunder, the ESOP Option Trust Deed and related documents, or applicable Laws in connection with any of the foregoing, including any amount the Buyer or a Group Company is required to pay in respect of Tax as a result of any letter, request, advice, notice, demand, notice of assessment or amended assessment issued, served or made by or on behalf of a Government Agency or lodgement of a Tax return in respect of Tax plus any associated fines, additional Tax, interest or penalties.
23.5 Mitigation
The Buyer will take reasonable steps to mitigate its loss in relation to any Claim covered by an indemnity set out in clause 23.
23.6 Reduction in Purchase Price
To the maximum extent permitted by Law, any amount paid by the Sellers to the Buyer under clause 23 operates as a decrease in the Purchase Price.

24. Guarantee and indemnity
24.1 Guarantee of Buyer’s performance
As an incentive for the Sellers to enter into this Agreement, the Guarantor guarantees to the Sellers the punctual performance by the Buyer of the Buyer’s obligations under this Agreement, including its obligations to pay money.
24.2 Indemnity
The Guarantor indemnifies and must keep indemnified the Sellers against all Claims or Liability (including legal costs on a full indemnity basis) that may be brought against the Sellers or which the Sellers may pay, sustain or incur as a direct or indirect result of any breach or non‑performance of this Agreement by the Buyer. The Sellers may enforce this right of indemnity at any time, including before they have incurred the liability, loss or costs.
24.3 Continuing obligation
The guarantee and indemnity given under this clause 24  is a continuing obligation which:

(a)	continues after Completion and after the parties’ other obligations under this Agreement terminate; and

(b)	is not discharged by any one payment.
24.4 Obligations and rights not affected by certain matters
The Guarantor’s obligations and the Sellers’ rights under this guarantee and indemnity are not affected by anything which might otherwise affect them at Law including:

(a)	any concession (such as extra time) being given to any person, including the Guarantor or the Sellers;

(b)	the Sellers’ failure or delay in taking action or asserting a right, or any other act, omission or mistake by the Sellers;

(c)	the novation of a right of the Sellers;

(d)	this Agreement (or any agreement entered into in order to perform this Agreement) being varied; or

(e)	an obligation or liability of a person other than the Guarantor being invalid or unenforceable.
24.5 Guarantor’s rights suspended
The Guarantor must not do any of the following without the consent of the Sellers until all money payable to the Sellers in connection with this Agreement is paid:

(a)	exercise a right of contribution or indemnity as against the Sellers;

(b)	take a step to enforce a right against the Sellers in connection with money the Guarantor pays to the Sellers under this guarantee and indemnity;

(c)	claim a share of any money the Sellers receives in connection with this Agreement;

(d)	claim the benefit of (for example, by subrogation), or seek the transfer of, a guarantee, indemnity or security the Sellers holds in connection with this Agreement;

(e)	try to reduce its liability under this guarantee and indemnity through set‑off or counterclaim; or

(f)	prove in competition with the Sellers if the Buyer is unable to pay its debts when due.
24.6 Reinstating the Sellers’ rights
If a Claim is made (such as a Claim under the Law relating to insolvency) that a payment or transfer to the Sellers in connection with this Agreement is void or voidable and that Claim is upheld, conceded or compromised, then the Sellers are immediately entitled to the rights the Sellers had against the Guarantor before the payment or transfer was made.
24.7 Reimbursing the Sellers for costs
The Guarantor must pay or reimburse the Sellers on demand for:

(a)	the Sellers’ costs in connection with enforcing or deciding whether to enforce this Guarantee and Indemnity; and

(b)	all Tax payable in connection with this guarantee and indemnity or any transaction, including a payment, contemplated by it.
24.8 Applying money paid by the Guarantor
The Sellers may apply amounts they receive from the Guarantor under this Guarantee and Indemnity in any manner or order the Sellers choose.
25. Put options
25.1 Grant of Put Options
With effect from Completion, the Buyer grants to each Seller the right to require the Buyer to buy all of the Option Shares held by that Seller or its Affiliates including those set out opposite that Seller’s name in column 10 of the table in section (ii) of part A of Schedule 1, exercisable by the Seller on the Transfer Terms during the Exercise Period, provided that the Call Option has not been exercised in respect of the Option Shares held by the Seller in the Exercise Period.
25.2 Put Option fees
The consideration for the grant of each Put Option is the payment by each of the Sellers of $1.00 to the Buyer (the receipt of which is acknowledged by the Buyer).

25.3 Exercise of Put Option
Subject to 27.1, a Seller may exercise the Put Option granted to it for all of the Option Shares held by that Seller at any time during the Exercise Period.
25.4 Expiry of Put Options
The Put Options granted under clause 25.1 automatically expire at the end of the Exercise Period.
26. Call Options
26.1 Grant of Call Options
With effect from Completion, each Seller grants a call option to the Buyer to acquire all of the Option Shares held by that Seller or its Affiliates including those set out opposite that Seller’s name in column 10 of the table in section (ii) of part A of Schedule 1, exercisable by the Buyer on the Transfer Terms during the Exercise Period, provided that the Put Option has not been exercised in respect of the Option Shares held by that Seller in the Exercise Period.
26.2 Call Option fees
The consideration for the grant of each Call Option is the payment by the Buyer of $1.00 to each Seller (the receipt of which is acknowledged by the Sellers).
26.3 Exercise of Call Option
The Buyer may exercise a Call Option granted to it for all of the Option Shares held by the relevant Seller at any time during the Exercise Period.
26.4 Expiry of Call Options
The Call Options granted to the Buyer under clause 26.1 automatically expire at the end of the Exercise Period.
27. Exercise notice
27.1 Acquisition under Shareholders’ Agreement
The Put Options granted under clause 25.1 and the Call Options granted to the Buyer under clause 26.1 do not apply to any Shares that have been or are able to be acquired by the relevant party under the Shareholders’ Agreement.
27.2 Issuance of Exercise Notice

(a)	The party exercising an Option may do so only by giving the Company and the other shareholders of the Company a written notice (an Exercise Notice) within the Exercise Period, stating:

(i)	the date on which the Exercise Notice is given;

(ii)	that such party is exercising its Option;

(iii)
the date that is 20 Business Days after the date of receipt by the relevant party of the Exercise Notice (Preferred Completion Date) on which completion of the sale and purchase of the Option Shares is to take place (Option Shares Completion), which the parties acknowledge may be automatically postponed to a later date in accordance with clause 27.2(b);

(iv)	the number of Option Shares in respect of which the Option is exercised (being all the Option Shares held by each relevant Shareholder); and

(v)	where the Exercise Notice is exercised by a Seller, the relevant bank account details of the account into which the Seller would like to receive payment of the relevant Option Shares Purchase Price.

(b)
The parties agree that the Company may alter the Preferred Completion Date specified in any Exercise Notice to align Option Shares Completion with the transfer date of other Option Shares by providing written notice of such alteration to the party which issued the Exercise Notice no later than 5 Business Days prior to that party’s Preferred Completion Date, provided that any new date must not be more than one month following the date of the Preferred Completion Date;

(c)
A Put Option or a Call Option, as applicable, will be deemed to be exercised upon the receipt by any other party of a valid Exercise Notice issued by the relevant party in accordance with the terms of this Agreement.

27.3 Withdrawal of Exercise Notice
An Exercise Notice, once given, may not be withdrawn except with the written consent of:

(a)	where the Exercise Notice is issued by a Seller, the Buyer; or

(b)	where the Exercise Notice is issued by the Buyer, the relevant Seller(s) whose Option Shares are to be transferred pursuant to such Exercise Notice.
28. Purchase Price for Option Shares
28.1 Purchase Price
If an Option is exercised, the purchase price for the Option Shares in respect of which the Option is exercised (Option Shares Purchase Price) will be an amount equal to: ((A / B) x C)
Where:

A =	([**] x CY16 EBITDA) less Financial Debt of the Group plus Cash as at 31 December 2016

B =	The total number of shares in the capital of the Company on a fully diluted basis (excluding any Buyer Shares). For these purposes there will be deemed to be an additional 8,610 Shares on issue.
C =    the number of Option Shares in respect of which the Options are exercised

28.2 Calculation of CY16 EBITDA
The Buyer will prepare (or procure the preparation of) the Calendar Year End Statement in accordance with the Accounting Principles and deliver a copy, together with a calculation of CY16 EBITDA and all relevant working papers, to the Sellers’ Representative by no later than the Accounts Adoption Date.
28.3 Confirmation by the Sellers

(a)
The Sellers’ Representative must notify the Buyer within 10 Business Days of receipt from the Buyer of the documents specified in clause 28.2 as to whether the Sellers’ Representative agrees with the Buyer’s calculation of the CY16 EBITDA.

(b)	If the Sellers’ Representative agrees with the Buyer’s calculation of the CY16 EBITDA, the Option Shares Purchase Price will be determined using that agreed CY16 EBITDA.

(c)
If the Sellers’ Representative does not agree with the Buyer’s calculation of the CY16 EBITDA (Disputed CY16 EBITDA Calculation), the Sellers’ Representative must notify the Buyer of its disagreement in writing prior to the end of the 10 Business Day period under clause 28.3(a) and the procedures in clause 21 apply.

(d)
If the Sellers’ Representative fails to notify the Buyer of its agreement or disagreement prior to the end of the 10 Business Day period referred to under clause 28.3(a), the Sellers are deemed to agree to the Buyer’s calculation of CY16 EBITDA.

28.4 Expert
The Sellers’ Representative and the Buyer must use reasonable endeavours to agree on the Disputed CY16 EBITDA Calculation within 10 Business Days of the Buyer receiving notice under clause 28.3(a). If the Sellers’ Representative and the Buyer cannot agree on the Disputed CY16 EBITDA Calculation within that period, the Buyer or the Sellers’ Representative may direct the Expert to prepare a report in accordance with clause 21.
29. ESOP Options
29.1 Cancellation at Completion

(a)
The New Trustee agrees to cancel 30% of the allocated ESOP Options on the Completion Date for the Initial ESOP Option Termination Amount. The terms of such cancellation will be documented in the ESOP Option Cancellation Deeds.

(b)	The New Trustee must cancel or procure the cancellation of all unallocated ESOP Options prior to Completion.
29.2 Right to cancel following Completion

(a)	The New Trustee grants the Company a right to cancel a further 15% of the allocated ESOP Options on the Deferred Payment Date for the Interim ESOP Option Termination Amount.

(b)	The Company grants the New Trustee a right to require cancellation of the options specified in clause 29.2(a) on the Deferred Payment Date for the Interim ESOP Option Termination Amount.

(c)	The New Trustee grants the Company a right to cancel the remaining 55% of the allocated ESOP Options on the Final ESOP Option Termination Date for the Final ESOP Option Termination Amount.

(d)	The Company grants the New Trustee a right to require cancellation of the options specified in clause 29.2(c) on the Final ESOP Option Termination Date for the Final ESOP Option Termination Amount.
29.3 Final ESOP Option Termination Amount
The Buyer must procure that the Company pays the Final ESOP Option Termination Amount to the New Trustee on the Final ESOP Option Termination Date.
30. Covenants

(a)
The Restrained Persons employed by the Group during 2016 must ensure that from 1 January 2016 until Option Shares Completion, each Group Company manages and conducts the business of the Group in the ordinary course of the business consistent with past practice in the 12 month period ending on 31 December 2015.

(b)	During the period referred to in clause 29(a), the Restrained Persons employed by the Group must ensure that each Group Company:

(i)	does not defer, delay or postpone any commitments or expenditure that would be incurred in the ordinary course of business of the Group;

(ii)	continues to market, advertise and promote the business of the Group and incur associated costs, consistent with past practice in the 12 month period ending on 31 December 2015; and

(iii)	pays debts and any other Liabilities of the business of the Group as and when they become due and payable.
31. Completion arrangements
31.1 Completion
Completion with respect to the sale of the Option Shares pursuant to an Exercise Notice will take place at:

(a)	the offices of K&L Gates, Level 31, 1 O’Connell Street, Sydney NSW 2000 at 2pm; or

(b)	any other place or time agreed in writing between the Sellers’ Representative and the Buyer,

(c)	but no later than 2pm on the Preferred Completion Date specified in the Exercise Notice (or such later date in accordance with clauses 27.2(a)(iii) or 27.2(b)).

31.2 Completion deliverables

(a)	On Option Shares Completion:

(i)	the relevant Seller must:

(A)	transfer or procure the transfer to the Buyer of the Option Shares in respect of which the Option is exercised;

(B)
deliver to the Buyer all relevant original share certificates and a signed transfer form transferring the Option Shares to the Buyer, for the Option Shares in respect of which the Option is exercised; and

(C)
deliver to the Buyer duly executed releases and discharges of all Encumbrances and any other Third party interests registered against the relevant Option Shares in respect of which the Option is exercised, including any necessary financing statement discharge forms, each being in form and substance reasonably acceptable to the Buyer; and

(ii)	the Buyer will pay or procure the payment of the Option Shares Purchase Price to the Seller to such bank account as the Seller will notify to the Buyer in advance.

(b)
The obligations of the Seller and the Buyer under this clause 31.2 are interdependent. Option Shares Completion is conditional on, and will not be taken to have occurred until, both the Seller and the Buyer have complied with all of their respective obligations under this clause 31.2.

32. Warranties

(a)	Each Seller represents and warrants to the Buyer, where an Option has been exercised, on the Option Shares Completion Date of such Option exercise that:

(i)	Capacity: it has the capacity to unconditionally execute, deliver and perform its obligations under this Agreement;

(ii)	Binding obligations: this Agreement constitutes valid and legally binding obligations of the party and is enforceable against it in accordance with its terms;

(iii)	Action: it has taken all necessary action to authorise entry into and performance of this Agreement;

(iv)	Sale: the Seller has the right to sell its Option Shares or cause the Option Shares to be sold;

(v)	Title: the Option Shares will be sold with full and clear title free from any Encumbrance together with all rights attaching at the Exercise Date;

(vi)
Owner: the Seller is the legal and (except in the case of the Trustees) beneficial owner of their Option Shares, subject only to the Options and they have full power and authority to grant an option in respect of the Option Shares upon the terms of this Agreement.

(b)	Each of the Trustees represents and warrants to the Buyer, where an Option has been exercised, on the Option Shares Completion Date of such Option exercise that:

(i)	Trustee: it is the sole trustee of the relevant Trust and no action has been taken to remove or replace it;

(ii)	Power: it has the power under the relevant Trust Deed to:

(A)	execute and deliver this Agreement; and

(B)	perform its obligations under this Agreement;

(iii)	Action: all actions required by the relevant Trust Deed to authorise:

(A)	the Trustee’s execution and delivery of this Agreement; and

(B)	the performance of the Trustee’s obligations under this Agreement,

(C)	have been taken;

(iv)
No contraventions: the execution by the Trustee of this Agreement and the performance by it of its obligations or the exercise of its rights under this Agreement does not contravene the relevant Trust Deed;

(v)	Benefit: the Trustee has entered into this Agreement for the benefit of the beneficiaries of the relevant Trust; and

(vi)	Indemnity: the Trustee has a right to be fully indemnified out of the relevant Trust fund in respect of its obligations under this Agreement.

(c)	The Buyer represents and warrants to the Sellers on the Option Shares Completion Date of each Option exercise that:

(i)	Capacity: it has capacity to unconditionally execute, deliver and perform its obligations under this Agreement;

(ii)	Binding obligations: this Agreement constitutes valid and legally binding obligations of the party and is enforceable against it in accordance with its terms; and

(iii)	Action: it has taken all necessary action to authorise the entry into and performance of this Agreement.
33. GST
33.1 Definitions
In this clause 33:

(a)
the expressions Consideration, GST, Input Tax Credit, Recipient, Supply, Tax Invoice and Taxable Supply have the meanings given to those expressions in the A New Tax System (Goods and Services Tax) Act 1999 (GST Act); and

(b)	Supplier means any party treated by the GST Act as making a Supply under this Agreement.
33.2 Consideration is GST exclusive
Unless otherwise expressly stated, all prices or other sums payable or Consideration to be provided under or in accordance with this Agreement are exclusive of GST.
33.3 Payment of GST

(a)
If GST is imposed on any Supply made under or in accordance with this Agreement, the Recipient of the Taxable Supply must pay to the Supplier an additional amount equal to the GST payable on or for the Taxable Supply, subject to the Recipient receiving a valid Tax Invoice in respect of the Supply at or before the time of payment.

(b)	Payment of the additional amount must be made at the same time as payment for the Taxable Supply is required to be made in accordance with this Agreement.
33.4 Reimbursement of expenses
If this Agreement requires a party (the First Party) to pay for, reimburse, set off or contribute to any expense, loss or outgoing (Reimbursable Expense) suffered or incurred by the other party (the Other Party), the amount required to be paid, reimbursed, set off or contributed by the First Party will be the sum of:

(a)	the amount of the Reimbursable Expense net of Input Tax Credits (if any) to which the Other Party is entitled in respect of the Reimbursable Expense (Net Amount); and

(b)	if the Other Party’s recovery from the First Party is a Taxable Supply, any GST payable in respect of that Supply, such that after the Other Party meets the GST liability, it retains the Net Amount.
34. General
34.1 Nature of obligations

(a)	Each obligation imposed on a party by this Agreement in favour of another is a separate obligation.
34.2 Entire understanding

(a)
This Agreement and any other document expressly referred to in this Agreement contain the entire understanding between the parties concerning the subject matter of the Agreement and supersedes, terminates and replaces all prior agreements and communications between the parties.

(b)
Each party acknowledges that, except as expressly stated in this Agreement, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of another party in relation to the subject matter of this Agreement.

34.3 Survival of obligations

(a)
Despite any other provision of this Agreement, any indemnity or obligation of confidence under this Agreement survives Completion or the termination of this Agreement, however arising, including (without limitation) clauses 1 (Definitions and interpretation), 10 (Sellers’ Warranties), 12 (Tax Indemnity), 13 (Warranty and Indemnity Insurance Policy), 14 (Buyer’s Warranties), 17 (Public announcements), 18 (Confidentiality), 19 (Restrictive covenant), 20 (Non solicitation), 23 (Specific indemnities), 24 (Guarantee and indemnity) and 34 (General).

(b)	On termination under clause 3.4, no party has any obligation or liability to any other party, except in connection with claims that arose before termination.
34.4 No adverse construction
This Agreement, and any provision of this Agreement, is not to be construed to the disadvantage of a party because that party was responsible for its preparation.
34.5 Further assurances
A party, at its own expense (unless otherwise provided in this Agreement) and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this Agreement.
34.6 No waiver

(a)	A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this Agreement does not operate as a waiver of the power or right.

(b)	A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this Agreement.

(c)	A waiver of a breach does not operate as a waiver of any other breach.
34.7 Severability
Any provision of this Agreement which is invalid in any jurisdiction must in relation to that jurisdiction:

(a)	be read down to the minimum extent necessary to achieve its validity, if applicable; and

(b)	be severed from this Agreement in any other case,
without invalidating or affecting the remaining provisions of this Agreement or the validity of that provision in any other jurisdiction.
34.8 Successors and assigns
This Agreement binds and benefits the parties and their respective successors and permitted assigns under clause 34.9.

34.9 No assignment

(a)
Subject to 34.9(b), a party cannot assign or otherwise transfer the benefit of this Agreement or any right under it (including the Options) without the prior written consent of each of the Buyer and the Sellers’ Representative.

(b)
The Buyer may, if required by the Insurer, assign any right under this Agreement to the Insurer only to the extent permitted in clause 13. The Buyer may grant a security interest over its rights under this Agreement in favour of its financiers, provided that the Buyer does not grant any security over its Shares for so long as any Shares are held by a Seller.

34.10 Consents and approvals
Where anything depends on the consent or approval of a party then, unless this Agreement provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.
34.11 No variation
This Agreement cannot be amended or varied except in writing signed by the parties.
34.12 Costs
Each party must pay its own legal costs of and incidental to the preparation and completion of this Agreement.
34.13 Duty

(a)	Any duty (including related interest or penalties) payable in respect of this Agreement or in connection with the sale of the Shares must be paid by the Buyer.

(b)	The Buyer undertakes to keep the Sellers indemnified against all liability relating to such duty, fines and penalties.
34.14 Governing law and jurisdiction

(a)	This Agreement is governed by and must be construed in accordance with the Law of New South Wales, Australia.

(b)
The parties submit to the exclusive jurisdiction of the courts of that State and the Commonwealth of Australia in respect of all matters arising out of or relating to this Agreement, its performance or subject matter.

34.15 Specific performance
The parties acknowledge that monetary damages may be inadequate compensation for breach of this Agreement and the party not in breach may be entitled to specific performance of this Agreement, or an injunction or similar remedy with respect to any conduct or threatened conduct which is or would be a breach of this Agreement, in addition to any other remedies available at Law.
34.16 Notices
Any notice or other communication to or by a party under this Agreement:

(a)	may be given by personal service, first class or airmail post with return receipt requested or facsimile;

(b)	must be in writing, legible and in English addressed (depending on the manner in which it is given) as shown below:

(i)	If to the Sellers (including Optionholders) or (before Completion) the Company:
Address:    67 Portland Street, Dover Heights NSW 2030
Attention:     Mr Robert Gavshon, Sellers’ Representative
Facsimile:     (02) 9433 3666

(ii)	If to the Buyer or (after Completion) the Company:
Address:    4025 S. Riverpoint Parkway, Phoenix, Arizona 85040, United States of America
Attention:     General Counsel
Facsimile:     602.366.2943

(iii)	If to the Guarantor:
Address:    4025 S. Riverpoint Parkway, Phoenix, Arizona 85040, United States of America
Attention:    General Counsel
Facsimile:    602.366.2943

(iv)	If to a Restrained Person:
See Schedule 12 for details.
or to any other address last notified by the party to the sender by notice given in accordance with this clause;

(c)	must be signed:

(i)	in the case of a corporation registered in Australia, by the appropriate office holders of that corporation under section 127 of the Corporations Act; or

(ii)	in the case of a corporation registered outside of Australia, by a person duly authorised by the sender under the laws governing the place of registration of that corporation; and

(d)	is deemed to be given by the sender and received by the addressee:

(i)	if delivered in person, when delivered to the addressee;

(ii)	if posted by first class or airmail post with return receipt requested, at 9.00 am on the fifth Business Day after the date of posting to the addressee, whether delivered or not;

(iii)
if sent by facsimile transmission, on the date and time shown on the transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety and in legible form to the facsimile number of the addressee notified for the purposes of this clause, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee’s time), it is deemed to have been received at 9.00 am on the next Business Day.
34.17 Counterparts
If this Agreement consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.
34.18 Execution and delivery

(a)	By executing this Agreement, a party intends:

(i)	to be immediately bound by this Agreement; and

(ii)	for such execution to constitute delivery of this Agreement to each other party.

(b)	Nothing in this clause 34.18 should be taken to exclude any statutory or common law principle applicable to the proper execution and delivery of a deed.

(c)
This clause 34.18 supersedes, terminates and replaces any prior agreements and communications between the parties which indicate that the agreements recorded in this Agreement are “subject to contract” or similar arrangements.

34.19 Conflicting provisions
If there is any conflict between the main body of this Agreement and any schedules or annexures comprising it, then the provisions of the main body of this Agreement prevail.
34.20 No merger
A term or condition of, or act done in connection with, this Agreement or Completion does not operate as a merger of any of the undertakings, warranties and indemnities in this Agreement or the rights or remedies of the parties under this Agreement which continue unchanged.
34.21 Operation of indemnities
Unless this Agreement expressly provides otherwise:

(a)	each indemnity in this Agreement survives the expiry or termination of this Agreement; and

(b)	a party may recover a payment under an indemnity in this Agreement before it makes the payment in respect of which the indemnity is given.
34.22 Right of set-off

(a)	Unless this Agreement expressly provides otherwise, a party has no right of set-off against a payment due to another party.

(b)
The Buyer may set-off any amounts owing or payable by the Buyer to a Seller under this Agreement or any Transaction Document against any amount determined by an Expert in accordance with clause 21 as owing or payable by that Seller to the Buyer under this Agreement or any Transaction Document. If the Buyer wishes to set-off any such amount and the matter is under dispute in accordance with clause 21, the Buyer’s obligation to pay the amount to the relevant Seller will be suspended until that dispute has been resolved or determined by the Expert.

(c)    The Expert determination will occur in accordance with clause 21 except that:

(i)
the Expert will be a senior counsel of the Sydney bar with 15 years experience agreed by the parties or, failing agreement within 5 Business Days, appointed by the President of the Law Society of New South Wales;

(ii)	clauses 21.2(b) and 21.2(c) will not apply; and

(iii)	clause 21.1(a) is deemed to include a reference to, “clause 34.22(b)(b)” after “4.8”.
34.23 Relationship of parties
Unless this Agreement expressly provides otherwise, nothing in this Agreement may be construed as creating a relationship of partnership, of principal and agent or of trustee and beneficiary.

Executed as a deed.

Executed by AJ & KE Bohm Pty Limited ACN 122 772 749 in its own capacity and in its capacity as trustee of the Bohm Family Trust in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Anthony Bohm	/s/ Karen Bohm
Signature of director	Signature of director or company secretary*
*delete whichever does not apply

Anthony Bohm	Karen Bohm
Name (please print)	Name (please print)

Executed by Deanmist Pty Limited ACN 102 735 437 in its own capacity and in its capacity as trustee of the Mendtron no2 Trust in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Mark Rohald	/s/ Tessa Rohald
Signature of director	Signature of director or company secretary*
*delete whichever does not apply

Mark Rohald	Tessa Rohald
Name (please print)	Name (please print)

Executed by Dufus Pty Ltd ACN 002 611 529 in its own capacity and in its capacity as trustee of the Linz Superannuation Fund in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Sam Linz	/s/ Barbara Linz
Signature of director	Signature of director or company secretary*
*delete whichever does not apply

Sam Linz	Barbara Linz
Name (please print)	Name (please print)

Signed Sealed and Delivered by Gregory Martyn Fordred in the presence of:

/s Russell Lyons	/s/ Gregory Fordred
Signature of witness	Signature

Russell Lyons
Name of witness (please print)
K&L Gates Solicitor
Level 31, 1 O’Connell St Sydney NSW 2000
Address of witness (please print)

Executed by Sarwill Pty Ltd ACN 002 412 795 in its own capacity and in its capacity as trustee of the Gavshon Family Superannuation Fund in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Jennifer Gavshon	/s/ Robert Gavshon
Signature of director	Signature of director or company secretary*
*delete whichever does not apply

Jennifer Gavshon	Robert Gavshon
Name (please print)	Name (please print)

Executed by ACN 149 902 330 Pty Limited ACN 149 902 330 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Mark Rohald	/s/ Anthony Bohm
Signature of director	Signature of director or company secretary*
*delete whichever does not apply

Mark Rohald	Anthony Bohm
Name (please print)	Name (please print)

Signed Sealed and Delivered by Mark Rohald in the presence of:

/s Russell Lyons	/s/ Mark Rohald
Signature of witness	Signature

Russell Lyons
Name of witness (please print)
K&L Gates Solicitor
Level 31, 1 O’Connell St Sydney NSW 2000
Address of witness (please print)

Signed Sealed and Delivered by Anthony Bohm in the presence of:

/s Russell Lyons	/s/Anthony Bohm
Signature of witness	Signature

Russell Lyons
Name of witness (please print)
K&L Gates Solicitor
Level 31, 1 O’Connell St Sydney NSW 2000
Address of witness (please print)

Signed Sealed and Delivered by Sam Linz in the presence of:

/s Russell Lyons	/s/ Sam Linz
Signature of witness	Signature

Russell Lyons
Name of witness (please print)
K&L Gates Solicitor
Level 31, 1 O’Connell St Sydney NSW 2000
Address of witness (please print)

Signed Sealed and Delivered by Robert Gavshon in the presence of:

/s Russell Lyons	/s/ Robert Gavshon
Signature of witness	Signature

Russell Lyons
Name of witness (please print)
K&L Gates Solicitor
Level 31, 1 O’Connell St Sydney NSW 2000
Address of witness (please print)

Investor

Executed by Apollo Global Asia-Pacific Pty Ltd ACN ACN 167 233 490 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ David Sadler	/s/ Mehul Patel
Signature of director	Signature of director or company secretary*
*delete whichever does not apply

David Sadler	Mehul Patel
Name (please print)	Name (please print)
Guarantor
APOLLO EDUCATION GROUP, INC.
By /s/ Brian L. Swartz
Name: Brian L. Swartz
Title: SVP & Chief Financial Officer

[The following Schedules and Annexures to this Agreement have not been filed herewith. The Company hereby undertakes to furnish supplementally a copy of any omitted Schedule or Annexure to the Commission upon request.
Schedules
Schedule 1 - Share Details
Schedule 2 - Corporate Details
Schedule 3 - Conditions Precedent
Schedule 4 - The Sellers’ Warranties
Schedule 5 - NAB Facilities and Permitted Encumbrances
Schedule 6 - EBITDA
Schedule 7 - WC Accounting Principles
Schedule 8 - Worked example: Working Capital Amount
Schedule 9 - Not used
Schedule 10 - Pre-Completion required acts
Schedule 11 - Authorisations
Schedule 12 - Restrained Persons
Schedule 13 - Employees
Schedule 14 - Owned Intellectual Property Rights
Schedule 15 - Not used
Schedule 16 - Letter and notice to ASQA

Annexures
Annexure 1 - The Accounts
Annexure 2 - The Management Accounts
Annexure 3 - Disclosure Material
Annexure 4 - Deed of Variation
Annexure 5 - ESOP Call Option Deed]

** Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.